EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND

PLAN OF REORGANIZATION

BY AND AMONG

SAFENET, INC.,

PBSL ACQUISITION CORP.,

PIJNENBURG SECUREALINK, INC.

AND

THE OTHER PARTIES SIGNATORY HERETO

Dated as of December 14, 2001

TABLE OF CONTENTS

AGREEMENT AND PLAN OF REORGANIZATION

ARTICLE 1 THE MERGER
1.1	The Merger
1.2	Effective Time
1.3	Effect of the Merger on Constituent Corporations
1.4	Certificate of Incorporation and Bylaws of Surviving Corporation
1.5	Directors and Officers of Surviving Corporation
1.6	Effect on Outstanding Securities of the Company; Merger Consideration
1.7	Adjustments to Exchange Ratio, Aggregate Share Amount, Aggregate Cash Amount and Aggregate Note Amount
1.8	Fractional Shares
1.9	Dissenting Shares
1.10	Exchange Procedures
1.11	No Further Ownership Rights in Company Common Stock
1.12	Lost, Stolen or Destroyed Certificates
1.13	Convertible Promissory Notes
1.14	Stockholder Agent; Power of Attorney
1.15	Exemption From Registration
1.16	Taking of Necessary Action; Further Action

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1	Organization and Qualification
2.2	Authority Relative to this Agreement
2.3	Capital Stock
2.4	No Subsidiaries
2.5	Directors and Officers
2.6	No Conflicts
2.7	Company Financial Statements
2.8	Books and Records; Organizational Documents
2.9	Absence of Changes
2.10	No Undisclosed Liabilities
2.11	Taxes
2.12	Legal Proceedings
2.13	Compliance with Laws and Orders
2.14	Plans; ERISA
2.15	Real Property
2.16	Tangible Personal Property
2.17	Intellectual Property
2.18	Contracts
2.19	Insurance
2.20	Affiliate Transactions
2.21	Employees; Labor Relations
2.22	Environmental Matters
2.23	Substantial Customers and Suppliers
2.24	Accounts Receivable
2.25	Inventory
2.26	Other Negotiations; Brokers; Third Party Expenses
2.27	Banks and Brokerage Accounts
2.28	Warranty Obligations
2.29	Foreign Corrupt Practices Act
2.30	Assignment and Transfer of Assets and Properties
2.31	Financial Projections
2.32	Approvals
2.33	Compliance
2.34	Takeover Statutes
2.35	Net Indebtedness
2.36	Reserved
2.37	Disclosure

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
3.1	Organization and Qualification
3.2	Authority Relative to this Agreement
3.3	Issuance of Parent Common Stock
3.4	SEC Documents; Parent Financial Statements
3.5	No Conflicts
3.6	Absence of Changes
3.7	Ownership of Merger Sub; No Prior Activities
3.8	Compliance with Laws and Orders
3.9	Other Negotiations; Brokers; Third Party Expenses
3.10	Foreign Corrupt Practices Act
3.11	Compliance
3.12	Takeover Statute
3.13	Approvals
3.14	[Reserved]
3.15	Disclosure

ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1	Conduct of Business of the Company
4.2	No Solicitation

ARTICLE 5 ADDITIONAL AGREEMENTS
5.1	Private Placement
5.2	Stockholder Approval
5.3	Access to Information
5.4	Confidentiality
5.5	Expenses
5.6	Public Disclosure
5.7	Approvals
5.8	FIRPTA Compliance
5.9	Notification of Certain Matters
5.10	Transfer of Certain Assets and Properties
5.11	Additional Documents and Further Assurances; Cooperation
5.12	Indemnification
5.13	Inter-Company Payable
5.14	Resignation of Directors
5.15	NNM Listing of Additional Shares Application
5.16	Company's Auditors
5.17	Company Options
5.18	Takeover Statutes
5.19	Profit Sharing Management
5.20	Service Agreement
5.21	Assignment of Intellectual Property
5.22	Intellectual Property
5.23	Delivery of Stock Ledger and Minute Book of the Company
5.24	Employees
5.25	Retirement of Indebtedness
5.26	[Reserved]
5.27	Severance Payment Withholding
5.28	Pijnenburg Custom Chips Contracts
5.29	Filing KeySmart Concept Patent

ARTICLE 6 CONDITIONS TO THE MERGER
6.1	Conditions to Obligations of Each Party to Effect the Merger
6.2	Additional Conditions to Obligations of the Company
6.3	Additional Conditions to the Obligations of Parent and Merger Sub

ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION
7.1	Survival of Representations, Warranties, Covenants and Agreements
7.2	Indemnification by the Majority Stockholder
7.3	Indemnification Procedures

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER
8.1	Termination
8.2	Effect of Termination
8.3	Amendment
8.4	Extension; Waiver

ARTICLE 9 MISCELLANEOUS PROVISIONS
9.1	Notices
9.2	Entire Agreement
9.3	Further Assurances; Post-Closing Cooperation
9.4	Waiver
9.5	Third Party Beneficiaries
9.6	No Assignment; Binding Effect
9.7	Headings
9.8	Invalid Provisions
9.9	Governing Law, Submission to Jurisdiction
9.10	WAIVER OF TRIAL BY JURY
9.11	Construction
9.12	Counterparts
9.13	Specific Performance

ARTICLE 10 DEFINITIONS
10.1	Definitions
10.2	Construction

AGREEMENT AND

PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 14, 2001, by and among SafeNet, Inc., a Delaware corporation (“Parent”), PBSL Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Pijnenburg Securealink, Inc., a Delaware corporation (the “Company”), with respect to Article 1, Article 9 and Article 10 only, Cor Pijnenburg, as the Stockholder Agent, with respect to Article 1, Article 5, Article 7, Article 9 and Article 10 only Pijnenburg Beheer, N.V. (the “Majority Stockholder”), and with respect to Article 1, Article 7, Article 9 and Article 10 only, Cees Jan Koomen.  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

RECITALS

A.                            The boards of directors of each of Parent, Merger Sub and the Company believe it is in the best interests of Parent, Merger Sub and the Company (as applicable) and their respective stockholders that Parent acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B.                            Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the shares of capital stock of the Company which are issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, and (ii) all Company Options then outstanding (whether vested or unvested) shall be cancelled and terminate, on the terms and subject to the conditions set forth herein.

C.                            As a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have concurrently herewith entered into Support Agreements with Parent in substantially the form attached as Exhibit A (“Support Agreements”) pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Common Stock owned by them in favor of adoption of this Agreement.

D.                            As a condition and a further inducement to Parent and Merger Sub to enter into this Agreement, the Company Stockholders and the Affiliates of the Majority Stockholder have entered into Non-Competition Agreements substantially in the form attached as Exhibit B (the “Non-Competition Agreements”), each of which shall become effective at the Effective Time.

E.                            The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

F.                            The Company, Parent and Merger Sub each intend that, except to the extent the conditions set forth in Article 6 are not satisfied, events arising after the date of this Agreement shall not serve to relieve any party from its obligations to consummate the Merger and that, except as provided in Section 8.2, the parties shall have no liability upon termination of this Agreement as permitted by Section 8.1.

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1                            The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  The Company is sometimes referred to herein as the “Surviving Corporation.”

1.2                            Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”), which is expected to take place on or about January 2, 2002, will take place no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in Article 6, at the offices of Venable, Baetjer and Howard, LLP, Two Hopkins Plaza, Suite 1800, Baltimore, Maryland, unless another place or time is agreed to by Parent and the Company.  The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument), in substantially the form attached as Exhibit C (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by the parties and set forth in the Certificate of Merger being referred to herein as the “Effective Time”).

1.3                            Effect of the Merger on Constituent Corporations.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4                            Certificate of Incorporation and Bylaws of Surviving Corporation.

(a)                            Unless otherwise determined by the Parent prior to the Effective Time, at the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form set forth as Annex 1 to Exhibit C attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended as provided by law, such certificate of incorporation and the bylaws of the Surviving Corporation.

(b)                            The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by such bylaws, the certificate of incorporation and applicable law.

1.5                            Directors and Officers of Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

1.6                            Effect on Outstanding Securities of the Company; Merger Consideration.  On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of the Company Common Stock, the following shall occur:

(a)                            Conversion of Company Common Stock.  At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 1.6(b) and any Dissenting Shares (as provided in Section 1.9)) shall be cancelled, extinguished and converted automatically into the right to receive, at the Effective Time, (i) that number of shares of Parent Common Stock equal to the Exchange Ratio (subject to Section 1.8); (ii) cash in the amount of the Cash Amount Per Share; and (iii) a Convertible Promissory Note as set forth in Section 1.13 (clauses (i), (ii) and (iii) collectively, the “Merger Consideration”).

(b)                            Cancellation of Parent-Owned and Company-Owned Stock.  Each share of Company Common Stock owned by Parent or the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any (i) conversion thereof into the right to receive the Merger Consideration or (ii) further action on the part of Parent or the Company.

(c)                            Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  From and after the Effective Time, each share certificate of Merger Sub theretofore evidencing ownership of any such shares shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d)                            Company Options.  At the Effective Time, all Company Options shall have been exercised or submitted to the Company for cancellation and termination, and there shall be no Company Options outstanding.

1.7                            Adjustments to Aggregate Share Amount, Aggregate Cash Amount and Aggregate Note Amount.

(a)                            Generally.  No adjustment shall be made in the Aggregate Share Amount, Aggregate Cash Amount or Aggregate Note Amount as a result of any consideration (in any form whatsoever) received by the Company from the date hereof to the Effective Time as a result of any exercise, conversion or exchange of Company Options.  The Aggregate Share Amount shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.  A portion of the principal amount of each of the Convertible Promissory Notes may be subject to forfeiture as provided in Sections 1.7(b), 1.7(c) and 1.7(d).

(b)                            Adjustment Based on Stockholders’ Equity.  Not later than fifteen (15) Business Days after the Majority Stockholder delivers or causes to be delivered to the Company the preliminary balance sheet and income statement for December 31, 2001 (the “Balance Sheet Delivery Date”), which delivery shall be made on or before January 24, 2002, the Company shall deliver the December 31, 2001 Balance Sheet to Parent and the Stockholder Agent together with the income statements schedules and work papers used to prepare such balance sheet.  If the amount, if any, determined by subtracting the December 31, 2001 Stockholders’ Equity Amount from the September 30, 2001 Stockholders’ Equity Amount (such amount, if any, the “Difference Amount”) is equal to or greater than $105,000, then the portion of the principal amount of the Convertible Promissory Note issued to each Company Stockholder equal to the amount determined by multiplying (i) the Reduction Amount, by (ii) such Company Stockholder’s Company Common Stock Ratio shall be subject to forfeiture, as provided in the Convertible Promissory Notes.  The “Reduction Amount” shall equal the lesser of (A) the amount by which the Difference Amount exceeds $105,000, and (B) $1,000,000.

(c)                            Disputed Adjustment.  In the event the Stockholder Agent disputes the December 31, 2001 Stockholders’ Equity Amount set forth in the December 31, 2001 Balance Sheet and the resulting calculation of the Difference Amount, then within twenty (20) Business Days after the Balance Sheet Delivery Date, the Stockholder Agent shall deliver written notice to Parent (the “Dispute Notice”) that it believes in good faith that the December 31, 2001 Stockholders’ Equity Amount used to calculate the Difference Amount is not correct.  If a Dispute Notice is delivered, Parent and the Stockholder Agent shall negotiate in good faith to agree upon a revised Reduction Amount (a “Negotiated Reduction Amount”) that is mutually acceptable to Parent and the Stockholder Agent.  If Parent and the Stockholder Agent are unable to agree on a Negotiated Reduction Amount within twenty (20) Business Days after the date of the Dispute Notice, then both Parent and the Stockholder Agent agree to submit the dispute to arbitration conducted before a panel of three (3) arbitrators (the “Arbital Panel”), all licensed practicing accountants, one arbitrator chosen by each of Parent and the Stockholder Agent and the third chosen by the two appointed arbitrators, all of which shall be chosen within ten (10) Business Days from the expiration of the twenty (20) Business Day amicable negotiation period.  Within ten (10) Business Days after the appointment of the Arbital Panel, Parent and the Stockholder Agent shall each submit written claims to the Arbital Panel, and the Arbital Panel shall commence a hearing within twenty (20) Business Days of its appointment to determine the correct December 31, 2001 Stockholders’ Equity Amount.  The Arbital Panel shall terminate the hearing within five (5) Business Days after commencement of the hearing and make a final decision and notify Parent and the Stockholder Agent thereof in writing, stating the reasons for their decision in reasonable detail, within ten (10) Business Days of the conclusion of the hearing.  Any arbitration conducted pursuant to the terms of this Agreement shall be governed by the commercial arbitration rules as then in effect of the American Arbitration Association.  Parent and the Stockholder Agent shall be entitled to inspect and copy the financial records of the Company upon two (2) Business Days prior written notice during the period from the Closing Date to the conclusion of the hearing.  The Arbital Panel shall determine based on the facts of the arbitration how the costs of the arbitration are to be allocated among the parties.  Parent, the Stockholder Agent and the Company Stockholders agree to accept and be bound as final by the decision of the Arbital Panel, with no right of appeal.

(d)                            Revised Reduction Amount.  If Parent and the Stockholder Agent agree on a Negotiated Reduction Amount or the December 31, 2001 Stockholders’ Equity Amount determined by the Arbital Panel in accordance with Section 1.7(c) would result in a change in the Reduction Amount, then based on such Negotiated Reduction Amount or such changed Reduction Amount (each such amount, the “Revised Reduction Amount”), then the portion of the principal amount of the Convertible Promissory Note issued to each Company Stockholder that is subject to forfeiture pursuant to this Section 1.7 shall equal to the amount determined by multiplying (i) the Revised Reduction Amount, by (ii) such Company Stockholder’s Company Common Stock Ratio, as provided in the Convertible Promissory Notes.

1.8                            Fractional Shares.  No fraction of a share of Parent Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) $14.69.

1.9                            Dissenting Shares.

(a)                            Notwithstanding any provision of this Agreement to the contrary (other than Section 1.9(b)), any shares of Company Common Stock held by a holder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with Delaware Law, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

(b)                            Notwithstanding the provisions of Section 1.9(a), if any holder of shares of Company Common Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6, without interest thereon, upon surrender to the Company of the certificate(s) representing such shares in accordance with Section 1.10.

(c)                            The Company shall give Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law.  Any payment with respect to any demands for appraisal of Company Common Stock or offer to settle any such demands shall be made by the Company from its own funds and shall not be funded directly or indirectly by Parent, provided, that the Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any such payment or offer to settle.

1.10                            Exchange Procedures.

(a)                            Deposit of Merger Consideration.  On the Closing Date, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article 1, (A) certificates representing the Aggregate Share Amount issuable pursuant to Section 1.6(a); (B) cash in the amount of the Aggregate Cash Amount; (C) the Convertible Promissory Notes; and (D) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.8.

(b)                            Exchange Procedures for Certificates.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and which shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as  are reasonably acceptable to Parent and the Stockholder Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.6(a)(i); (B) the amount of cash to which such holder is entitled pursuant to Section 1.6(a)(ii); (C) the Convertible Promissory Note to which such holder is entitled pursuant to Sections 1.6(a)(iii) and 1.13; and (D) the amount of cash in lieu of fractional shares to which such holder is entitled pursuant to Section 1.8, and the Certificate so surrendered shall be canceled.  Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration into which such shares of Company Common Stock shall have been so converted and the right to receive cash in lieu of fractional shares pursuant to Section 1.8.

(c)                            Distributions With Respect to Unexchanged Shares of Company Common Stock.  No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate.  Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.10(c)) with respect to such whole shares of Parent Common Stock.

(d)                            Transfers of Ownership.  If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that Parent shall have consented in writing to the transfer of the Certificate to the Person requesting such exchange (which consent shall not be unreasonably withheld), that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established  that such tax has been paid or is not payable.

1.11                            No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued, all amounts paid (including any cash in lieu of fractional shares), and all Convertible Promissory Notes delivered, upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued, paid and delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

1.12                            Lost, Stolen or Destroyed Certificates.  In the event any Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue the Merger Consideration and cash in lieu of fractional shares into which such lost, stolen or destroyed Certificates would be convertible if not lost, stolen or destroyed upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.13                Convertible Promissory Notes.  Pursuant to Section 1.6(a)(iii), Parent shall issue to each of the Company Stockholders entitled to receive Merger Consideration a Convertible Promissory Note in the form attached as Exhibit D (each, a “Convertible Promissory Note” and collectively, the “Convertible Promissory Notes”).  Each such Company Stockholder shall receive a Convertible Promissory Note in the principal amount determined by multiplying the Aggregate Note Amount by such Company Stockholder’s Company Common Stock Ratio.  The Convertible Promissory Notes are subject to forfeiture if certain conditions set forth in detail in each of the Convertible Promissory Notes (the “Note Conditions”) are not satisfied on or prior to December 31, 2002.

1.14                Stockholder Agent; Power of Attorney.

(a)             In the event that this Agreement is adopted by the Company Stockholders, effective upon such vote, and without further act of any Company Stockholder, Cor Pijnenburg shall, to the fullest extent permitted by law, be appointed as agent and attorney-in-fact (the “Stockholder Agent”) for the Company Stockholders (except such stockholders, if any, as shall have perfected their appraisal or dissenters’ rights under Delaware Law), for and on behalf of the Company Stockholders, to give and receive notices and communications, to deliver the Dispute Notice, agree to, negotiate, enter into settlements and compromises of, and demand and comply with decision of the Arbital Panel in accordance with Section 1.7, and to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing.  The Stockholder Agent may be removed by the Majority Stockholder from time to time upon not less than ten (10) Business Days prior written notice to Parent.  Any vacancy in the position of Stockholder Agent may be filled by the Majority Stockholder.  No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for his services; provided, however, the Stockholder Agent shall be entitled to reimbursement from the Company Stockholders, severally and not jointly, in accordance with their respective Company Common Stock Ratios, for his reasonable out-of-pocket expenses, including reasonable attorney’s fees, incurred in performing his duties and functions hereunder.  Notices or communications to or from the Stockholder Agent shall constitute, to the fullest extent permitted by law, notice to or from each of the Company Stockholders.

(b)            The Stockholder Agent shall not incur any liability with respect to any action taken or suffered by him or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment.  The Stockholder Agent may, in all questions arising hereunder, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholder Agent based on such advice, the Stockholder Agent shall not be liable to anyone.  The Stockholder Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Stockholder Agent.

(c)             The Stockholder Agent shall have reasonable access to information about the Company, Parent and the Surviving Corporation, and shall also have the reasonable assistance of the Company’s, Parent’s and Surviving Corporation’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholder Agent shall treat confidentially and not disclose any nonpublic information from or about the Company, Parent or Surviving Corporation to anyone (except as required by applicable law or on a need to know basis to individuals who agree in writing to treat such information confidentially) without prior consent of the Company or Parent, as the case may be.

(d)            A decision, act, consent or instruction of the Stockholder Agent permitted under this Agreement shall, to the fullest extent permitted by law, constitute a decision of all of the Company Stockholders and shall, to the fullest extent permitted by law, be final, binding and conclusive upon each of the Company Stockholders.  Parent may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of each such Company Stockholder.  Parent is hereby relieved, to the fullest extent permitted by law, from any liability to any Person resulting from any such decision, act, consent or instruction of the Stockholder Agent.

(e)             The Company Stockholders shall, severally and not jointly, on a pro rata basis based on their respective Company Common Stock Ratios, indemnify, defend and hold the Stockholder Agent harmless from and against any Loss that may be incurred by the Stockholder Agent arising out of or in connection with the acceptance or administration of the Stockholder Agent’s duties, except as caused by the Stockholder Agent's willful misconduct, including the legal costs and expenses of defending such Stockholder Agent against any claim or liability in connection with the performance of the Stockholder Agent’s duties.

1.15                            Exemption From Registration.  Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.6(a) in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder (the “Securities Act”), by reason of Section 4(2) of the Securities Act.

1.16                            Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, or to perfect the Surviving Corporation’s ownership of any and all Company Intellectual Property, or to complete and prosecute all domestic and foreign patent and trademark filings related to Company Intellectual Property, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.  If, at any time after the Effective Time, any further action is necessary or desirable to vest the Company Stockholders with full right, title and possession to and of the Merger Consideration, the officers and directors of Parent are first fully authorized to take, and will take, all such lawful and necessary action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this Article 2 in the disclosure schedule and schedule of exceptions (the “Company Disclosure Schedule”) delivered herewith and dated as of the date hereof and numbered with corresponding numbered and lettered sections and subsections, as follows:

2.1                            Organization and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has full corporate power and authority, as the case may be to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties.  Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company.  Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company or any of its Subsidiaries (as applicable) is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company and each of its Subsidiaries (as applicable) owns uses or leases from third parties substantial tangible Assets and Properties, or has employees except for such failures to be so duly qualified, licensed or admitted and in good standing that could not be reasonably expected to have a material adverse effect on the Business or Condition of the Company.

2.2                            Authority Relative to this Agreement.  Subject only to the requisite adoption of this Agreement by Company Stockholders, the Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Company’s board of directors has approved this Agreement and declared its advisability.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of the Company, and no other action on the part of the board of directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is or will become a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Parent or Merger Sub is a party, thereof) by Parent or Merger Sub, as the case may be, assuming enforceability against Parent and Merger Sub, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

2.3                            Capital Stock.

(a)                            The authorized capital stock of the Company consists only of 40,000,000 shares of common stock, $0.0001 par value per share (the “Company Common Stock”), of which the number of shares of Company Common Stock set forth in Section 2.3 of the Company Disclosure Schedule are issued and outstanding, and 20,000,000 shares of preferred stock, $0.0001 par value per share (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”), none of which are issued and outstanding.  All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws.  Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, no shares of Company Common Stock are held in treasury or are authorized or reserved for issuance.

(b)                            Section 2.3(b) of the Company Disclosure Schedule lists the name and state of residence of each person who or entity which is a holder of Company Common Stock, as provided to the Company by such holder.

(c)                            With respect to any Company Common Stock that has been issued subject to a repurchase option or buy-back agreement on the part of the Company, Section 2.3(c) of the Company Disclosure Schedule sets forth the holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated).

(d)                            Except as set forth in Section 2.3(d) of the Company Disclosure Schedule, there are no outstanding Company Options or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Company Options.  With respect to each Company Option, or agreement, arrangement or understanding to which the Company is a party (written or oral) to issue any Company Options or any other equity securities with respect to the Company, Section 2.3(d) of the Company Disclosure Schedule sets forth the holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated).  Each stock plan of the Company and its Subsidiaries pursuant to which Company Options or Subsidiary Options have been issued or are available for issuance (the “Company Stock Plans”) are listed on Section 2.3(d) of the Company Disclosure Schedule.  All of the Company Options were issued in compliance with all applicable federal, state and foreign securities Laws.

(e)                            There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Common Stock created by statute, the certificate of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents.

(f)                            Except as set forth in Section 2.3(f) of the Company Disclosure Schedule, the terms of the Company Stock Plans and the applicable stock option agreements, as amended and/or waived in writing from time to time prior to the date of this Agreement, related to the outstanding Company Options permit the termination of such Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, Company Stockholder Action or otherwise.  True and complete copies of all agreements and instruments relating to or issued under the Company Stock Plans have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent.  Except for the Support Agreements, the Company is not a party or subject to any agreement or understanding, and, the Company’s knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Common Stock, including any voting trust agreement or proxy.  Except as set forth in Section 2.3(f) of the Company Disclosure Schedule, no debt securities of the Company are issued and outstanding.

2.4                            No Subsidiaries.  Except for Pijnenburg Securealink USA, Inc., a California corporation (“PBSL USA”), and Pijnenburg Securealink, B.V., a corporation organized under the laws of The Netherlands (“PBSL, BV”), or as set forth in Section 2.4 of the Company Disclosure Schedule, the Company has no (and prior to the Closing will have no) Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.  The Company owns all of the outstanding capital stock of the Subsidiaries set forth in Section 2.4 of the Company Disclosure Schedule, free and clear of any and all Liens and there are no outstanding Options to purchase any of the capital stock or the securities of any such Subsidiary.

2.5                            Directors and Officers.  The names of each director and officer of the Company and its Subsidiaries (as applicable) on the date hereof, and his or her position with the Company and its Subsidiaries are listed in Section 2.5 of the Company Disclosure Schedule.

2.6                            No Conflicts.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party does not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)                            conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries;

(b)                            subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.6(c) of the Company Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company, its Subsidiaries or any of their respective Assets and Properties; or

(c)                            except as disclosed in Section 2.6(c) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company or any of its Subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except for (A) the filing of the Certificate of Merger; and (B) such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Subsidiaries or any of their respective Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company or any of its Subsidiaries is a party or by which any of the Assets and Properties of the Company or its Subsidiaries is bound.

2.7                            Company Financial Statements.  Section 2.7(a) of the Company Disclosure Schedule sets forth the Company Financials. The Interim Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein.  The Subsidiary Financials have been prepared in accordance with accounting principles generally accepted in the Netherlands, present fairly, in all material respects, the financial condition and operating results of PBSL, BV as of the dates and during the periods indicated therein.

2.8                            Books and Records; Organizational Documents.  Copies of the minute books and stock record books of the Company and each of its Subsidiaries (a) have been provided or made available to Parent or its counsel prior to the execution of this Agreement, and (b) are complete and correct in all material respects.  Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company and its Subsidiaries from the applicable date of the incorporation through the date hereof.  The Company has prior to the execution of this Agreement delivered to Parent or its counsel true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and each of its Subsidiaries each as amended through the date hereof.  Neither the Company nor any of its Subsidiaries is in violation of any provisions of their respective certificate of incorporation or bylaws (or similar organizational documents).

2.9                            Absence of Changes.  Since the Financial Statement Date, except as set forth in Section 2.9 of the Company Disclosure Schedule, there has not been any occurrence or event which, individually or in the aggregate, has had or is reasonably expected to have any material adverse effect upon the Business or Condition of the Company.  In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as disclosed in Section 2.9 of the Company Disclosure Schedule, since the Financial Statement Date:

(a)                            neither the Company nor any of its Subsidiaries have entered into any Contract, other than with Parent or its Affiliates, commitment or transaction or incurred any Liabilities outside of the ordinary course of business consistent with past practice;

(b)                            neither the Company nor any of its Subsidiaries have entered into any Contract, other than with Parent and its Affiliates, as part of a Business Combination;

(c)                            the Company and its Subsidiaries have not altered or entered into any Contract or other commitment to alter, their respective interest in any corporation, association, joint venture, partnership or business entity in which the Company or its Subsidiaries directly or indirectly holds any interest on the date hereof;

(d)                            neither the Company nor any of its Subsidiaries have entered into any strategic alliance, joint development or joint marketing Contract;

(e)                            there has not been any material amendment or other material modification (or agreement to do so) or violation of the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

(f)                            neither the Company nor any of its Subsidiaries have entered into any material transaction with any officer, director, stockholder, Affiliate or Associate of the Company or, as applicable, its Subsidiaries, other than pursuant to any Contract disclosed to Parent pursuant to Section 2.9(e), Section 2.18(a) or Section 2.20 of the Company Disclosure Schedule or other than pursuant to any Contract of employment listed pursuant to Section 2.18(a) of the Company Disclosure Schedule;

(g)                            neither the Company nor any of its Subsidiaries have entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company and its Subsidiaries or Company Intellectual Property, other than as contemplated by the Contracts and Licenses disclosed in the Company Disclosure Schedule;

(h)                            no Action or Proceeding has been commenced or, to the knowledge of the Company threatened, by or against the Company or any of its Subsidiaries;

(i)                            neither the Company nor any of its Subsidiaries have declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, capital stock (however denominated) of any Company Subsidiary or Equity Equivalents, or effected or approved any split, combination or reclassification of any Company Common Stock, capital stock (however denominated) of any Company Subsidiary or Equity Equivalents or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, capital stock (however denominated) of any Company Subsidiary or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock, capital stock (however denominated) of any Company Subsidiary or Equity Equivalents;

(j)                            except for the issuance of shares of Company Common Stock upon exercise or conversion of then-outstanding Company Options listed in Sections 2.3(b) and 2.3(d)  of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Common Stock, capital stock (however denominated) of any Company Subsidiaries or Equity Equivalents (other than Options issued to employees, advisors or vendors in the ordinary course of business), (ii) the Company has not modified or amended the rights of any holder of any outstanding shares of Company Common Stock, capital stock (however denominated) of any Company Subsidiaries or Equity Equivalents (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Company Options or other Equity Equivalents), (iii) there have not been any agreements, arrangements, plans or understandings obligating the Company to make any such modification or amendment; and (iv) the Company has not granted any Options with an exercise price of less than the fair market value of Company Common Stock on the date the Option was granted (as determined in good faith by the board of directors of the Company);

(k)                            there has not been any amendment to the Company’s or any Company Subsidiary’s certificate of incorporation or bylaws (or similar organizational documents);

(l)                            there has not been any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than as disclosed in Section 2.9 of the Company Disclosure Schedule;

(m)                            neither the Company nor any of its Subsidiaries has made or agreed to make any material disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of the Company or any Company Subsidiary, other than dispositions of inventory, or nonexclusive licenses of Assets or Properties in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(n)                            neither the Company nor any of its Subsidiaries has made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of Assets or Properties, in the ordinary course of business of the Company or a Subsidiary of the Company consistent with past practice, and (ii) other acquisitions in an amount not exceeding fifty thousand dollars ($50,000) in the case of any individual item or one hundred thousand dollars ($100,000) in the aggregate;

(o)                            neither the Company nor any of its Subsidiaries has made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company or, as applicable, its Subsidiaries, constituting capital assets in the aggregate in an amount exceeding fifty thousand dollars ($50,000);

(p)                            neither the Company nor any of its Subsidiaries has made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company or, as applicable, its Subsidiaries, or change any reserves or Liabilities associated therewith, in the aggregate in an amount exceeding twenty-five thousand dollars ($25,000);

(q)                            neither the Company nor any of its Subsidiaries has made or agreed to make payment, discharge or satisfaction, in an amount in excess of twenty five thousand  dollars ($25,000), in any one case, or seventy five thousand dollars ($75,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials and other than Liabilities incurred in the ordinary course of business since the Financial Statement Date;

(r)                            neither the Company nor any of its Subsidiaries has failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company or any Subsidiary of the Company (other than delays in the ordinary course of the Company’s business consistent with past practices that will not have a material adverse effect on the Business or Condition of the Company), except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are immaterial in amount;

(s)                            neither the Company nor any of its Subsidiaries has issued or sold any debt securities of the Company or its Subsidiaries or guaranteed any debt securities of others;

(t)                            neither the Company nor any of its Subsidiaries has granted any severance or termination pay to any director, officer employee or consultant, except payments made pursuant to written Contracts, copies of which have been delivered to Parent and which are disclosed in Section 2.9(t) of the Company Disclosure Schedule;

(u)                            except pursuant to a Contract disclosed to Parent pursuant to Section 2.9(e) or Section 2.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) granted or approved any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company or, as applicable, its Subsidiaries, or (ii) paid or agreed or made any commitment to pay any discretionary or stay bonus;

(v)                            neither the Company nor any of its Subsidiaries has paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, stockholder, employee or consultant of the Company or, as applicable, its Subsidiaries) to any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company or, as applicable, its Subsidiaries;

(w)                            neither the Company nor any of its Subsidiaries has adopted, entered into, amended, modified or terminated (partially or completely) any Plan;

(x)                            neither the Company nor any of its Subsidiaries has made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

(y)                            neither the Company nor any of its Subsidiaries has commenced or terminated, or made any material change in, any line of business;

(z)                            there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company or any of its Subsidiaries in the aggregate in an amount exceeding twenty five thousand dollars ($25,000).

(aa)                            neither the Company nor any of its Subsidiaries has entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

2.10                            No Undisclosed Liabilities.  Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in Section 2.10 of the Company Disclosure Schedule, there are no material Liabilities of the Company or any of its Subsidiaries, or affecting any of their respective Assets and Properties  (other than Liabilities incurred in the ordinary course of business consistent with past practice since the Financial Statement Date which are not for tort or for breach of contract).

2.11                            Taxes.

(a)                            All Tax Returns required to have been filed by or with respect to the Company and any Subsidiary of the Company have been duly and timely filed (including any extensions), and each such Tax Return correctly and completely reflects Tax Liability in all material respects and all other information required to be reported thereon.  All such Tax Returns are true, complete and correct in all material respects.  All Taxes due and payable by the Company or Subsidiary of the Company, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, for periods (or portions of periods) covered by the Company Financials, have been paid or accrued on the balance sheet included in the Interim Financial Statements.

(b)                            Except as disclosed in Section 2.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes in the period after the date of the Company Financials, other than Tax Liabilities incurred since such date in the ordinary course of the Company’s business.  The unpaid Taxes of the Company and its Subsidiaries  did not, as of the date of the Interim Financial Statements, exceed by any material amount the reserve for Liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) or Other Tax set forth in the balance sheet included in the Interim Financial Statements.

(c)                            Neither the Company nor any of its Subsidiaries are a party to any agreement extending the time within which to file any Tax Return, other than standard extensions of filing dates.  No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company or its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d)                            Except as disclosed in Section 2.11(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have failed to withhold or pay any Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

(e)                            The Company does not have knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against or in respect of it or any of its Subsidiaries for any past period.  There is no dispute or claim concerning any Tax Liability of the Company or its Subsidiaries, either (i) threatened, claimed or raised by any Taxing Authority or (ii) of which the Company or any of its Subsidiaries is otherwise aware.  There are no Liens for Taxes upon the Assets and Properties of the Company or its Subsidiaries, other than Liens for Taxes not yet due.  Section 2.11(e) of the Company Disclosure Schedule indicates those Tax Returns, if any, of the Company or any of its Subsidiaries that have been audited or, to the Company's knowledge, examined by Taxing Authorities, and indicates those Tax Returns of the Company or any of its Subsidiaries that currently are the subject of audit or examination.  The Company has delivered to Parent complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company and its Subsidiaries within the last three (3) years.

(f)                            There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company or any of its Subsidiaries or with respect to any Tax assessment or deficiency affecting the Company or its Subsidiaries.

(g)                            Neither the Company nor any of Subsidiaries has received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes (other than standard rulings pertaining to the Company’s foreign sales structure).

(h)                            Neither the Company nor any of its Subsidiaries have any Liability for the Taxes of any Person other than the Company and, as applicable, its Subsidiaries (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(i)                            Neither the Company nor any of its Subsidiaries (i) has agreed to make, or is required to make, any adjustment under Section 481 of the Internal Revenue Code by reason of a change in accounting method and (ii) are not a “consenting corporation” within the meaning of Section 341(f)(1) of the Internal Revenue Code.

(j)                            Neither the Company nor any of its Subsidiaries is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

(k)                            Neither the Company nor any of its Subsidiaries is involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

(l)                            Neither the Company nor any of its Subsidiaries has any Liability with respect to Taxes of any Person other than the Company and its Subsidiaries arising out of the inclusion of the Company or its Subsidiaries in a consolidated return of such  Person.

(m)                            Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, nor is a party to any Contract, agreement or arrangement covering any current or former employee or consultant of the Company, or, as applicable, its Subsidiaries, that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

(n)                            There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company or its Subsidiaries under (i) Section 382 of the Internal Revenue Code, (ii) Section 383 of the Internal Revenue Code, (iii) Section 384 of the Internal Revenue Code or (iv) Section 1502 of the Internal Revenue Code.

(o)                            Each material election with respect to income Taxes affecting the Company or any of its Subsidiaries is set forth in Section 2.11(o) of the Company Disclosure Schedule.

(p)                            Neither the Company nor any of its Subsidiaries is nor has it or any of them ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

2.12                            Legal Proceedings.  Except as set forth in Section 2.12 of the Company Disclosure Schedule:

(a)                            there are no Actions or Proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened, against or adversely affecting the Company or its Subsidiaries or any of their respective Assets and Properties;

(b)                            there are no facts or circumstances known to the Company or its Subsidiaries that could reasonably be expected to give rise to any Action or Proceeding against or adversely affecting the Company or its Subsidiaries or any of their respective Assets and Properties;

(c)                            neither the Company nor any of its Subsidiaries has received notice, and do not otherwise have knowledge of any Orders outstanding against the Company or, as applicable, its Subsidiaries; and

(d)                            neither the Company nor any of its Subsidiaries has received notice, and neither the Company nor any of its Subsidiaries have knowledge of, any defects, dangerous or substandard conditions in the products or materials sold, distributed, or currently proposed to be sold or distributed by the Company or its Subsidiaries that could cause bodily injury, sickness, disease, death or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use of property.  Section 2.12(d) of the Company Disclosure Schedule sets forth all Actions or Proceedings against or affecting, or, to the knowledge of the Company and its Subsidiaries, threatened against, the Company, any Company Subsidiaries or any of their respective Assets and Properties during the three-year period prior to the date hereof.

2.13                            Compliance with Laws and Orders.  Neither the Company nor any of its Subsidiaries,  nor any of their respective directors, officers, Affiliates, agents or employees has violated in any material respect since the incorporation of the Company or is currently in default or violation in any material respect under, any Law or Order applicable to the Company or its Subsidiaries or any of their respective Assets and Properties, and neither the Company nor any of its Subsidiaries is aware of any claim of violation, or of any actual violation, of any such Laws and Orders by the Company or any of its Subsidiaries since the incorporation of the Company or, as applicable, its Subsidiaries.

2.14                            Plans; ERISA.

(a)             All of the Plans of the Company and its Subsidiaries are listed on Section 2.14(a) of the Company Disclosure Schedule Copies of all such Plans have been provided to Parent.  To the extent applicable, the Plans comply with the requirements of ERISA and the Internal Revenue Code, and any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and each trust intended to qualify under Section 501(a) of the Internal Revenue Code (i) has either obtained a favorable determination letter as to its qualified status from the IRS or still has a remaining period of time under applicable treasury regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation (except to the extent such amendments may be made without penalty within applicable amendatory periods).  The Company has furnished or made available to Parent copies of the most recent IRS determination letters and Forms 5500 for the three most current Plan years with respect to any such Plan.  No Plan is covered by Title IV of ERISA or Section 412 of the Internal Revenue Code.  Neither the Company, any of its Subsidiaries nor any of their Affiliates has been a contributing employer to any multiemployer plan as defined under Section 4001 of ERISA.  Neither the Company, any of its Subsidiaries  nor any officer or director of the Company or any of its Subsidiaries has incurred any Liability or penalty under Section 4971 through 4980E of the Code or Title 1 of ERISA.  None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law, including but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.  Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws, including but not limited to ERISA and the Internal Revenue Code, which are applicable to such Plans.  No Action or Proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the best knowledge of the Company, is threatened, against or with respect to any such Plan.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued.  Section 2.14(a) of the Company Disclosure Schedule includes a listing of the accrued vacation Liability of the Company as of September 30, 2001.  All material reports, returns, forms and notices required to be filed with any Government or Regulatory Authority or furnished to participants or beneficiaries with respect to the Plans, by the Internal Revenue Code, ERISA or any other applicable Law, have been so filed and furnished.  Neither the Company nor any of its Subsidiaries is under a legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time in accordance with the terms of the Plans and applicable Law without incurring any Liability.

(b)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) except as set forth in Section 2.14(b) of the Company Disclosure Schedule, result in any payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (but without regard to clause (b)(2)(A)(ii) thereof), (iii) materially increase any benefits otherwise payable under any Plan, or (iv) except for Options, result in the acceleration of the time of payment or vesting of any such benefits.

(c)                                To the extent applicable, the Company and its Subsidiaries have complied with the continuation health care coverage requirements of Section 4980B of the Internal Revenue Code and Sections 601 through 608 of ERISA with respect to “qualifying events,” as defined in the Internal Revenue Code and ERISA, which occur on or before the Closing with respect to any current or former employees of the Company or its Subsidiaries and their respective “qualified beneficiaries,” as defined in the Internal Revenue Code and ERISA, and with the requirements of the Health Insurance Portability and Accountability Act and other applicable health insurance requirements in Section 4980D of the Internal Revenue Code and Sections 701 through 734 of ERISA.

(d)            With respect to the pension scheme of PBSL, BV insured by Zwitserleven N.V. and the individual pension commitments of PBSL, BV insured by Interpolis (collectively, the “PBSL, BV Pension Plan”), (i) the PBSL, BV Pension Plan complies in all material respects with the applicable Laws of The Netherlands; (ii) all past service commitments and pension contributions have been paid as of the date hereof; (iii) Section 2.21(b) of the Company Disclosure Schedule lists all of the participants in the PBSL, BV Pension Plan; (iv) no waivers have been signed by employees of PBSL, BV indicating that they do not want to participate in the PBSL, BV Pension Plan; (v) there are no Actions or Proceedings concerning pensions pending and, to the knowledge of the Company, there are no such Actions or Proceedings threatened; (vi) male and female employees at all times have been treated equal under the PBSL, BV Pension Plan; (vii) there is no obligation of PBSL, BV to participate in any industry-level pension fund, nor has there ever been an obligation to participate in any industry-level pension fund; and (viii) the PBSL, BV Pension Plan has not been materially amended since June 1, 1999.

2.15                            Real Property.

(a)                            Section 2.15(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company or any of its Subsidiaries (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company or any of its Subsidiaries is a party.  Neither the Company nor any of its Subsidiaries owns any real property other than Company or Subsidiary owned leasehold improvements, if any, on Leased Real Property.

(b)                            Subject to the terms of its respective leases, the Company or any of its Subsidiaries, as applicable, has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto.  Each lease referred to in Section 2.15(a) is a legal, valid and binding agreement, enforceable in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, of the Company or its Subsidiary, as applicable, and of each other Person that is a party thereto, and except as set forth in Section 2.15(b) of the Company Disclosure Schedule, there is no, and neither the Company nor any of its Subsidiaries has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.  Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any such Leased Real Property.

(c)                            Except as disclosed in Section 2.15(c) of the Company Disclosure Schedule, all improvements on the Leased Real Property (A) comply with and are operated in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (B) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against any of such real property or the improvements thereon.

(d)                            True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company, any of its Subsidiaries, or otherwise), utilized, and/or operated (the “Lease Documents”) have been delivered to Parent.  The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between the Company, any of its Subsidiaries, and any third party(ies), or by and among any third party(ies), claiming an interest in the interest of the Company or any of its Subsidiaries in the Leased Real Property or otherwise relating to the use and occupancy of the Leased Real Property, other than as disclosed in Section 2.16 of the Company Disclosure Schedule.

2.16                            Tangible Personal Property.  The Company and each of its Subsidiaries is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the date of the Interim Financial Statements, other than property disposed of since such date in the ordinary course of business consistent with past practice.  Except (i) for the Liens disclosed in Section 2.16 of the Company Disclosure Schedule and purchase money liens on equipment purchases or product purchases in the ordinary course of the Company’s or any of its Subsidiaries’ business for which the purchase price is not yet due and payable, or (ii) as disclosed in Section 2.16 of the Company Disclosure Schedule, all such tangible personal property (including plant, property and equipment) is free and clear of all Liens and is suitable in all material respects for the conduct by the Company or its Subsidiary, as applicable, of its respective business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

2.17                            Intellectual Property.

(a)                            Section 2.17(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(b)                            The Company and its Subsidiaries have all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property.  Each item of Company Intellectual Property of the Company and its Subsidiaries, including all Company Registered Intellectual Property listed in Section 2.17(a) of the Company Disclosure Schedule, is owned exclusively by the Company or, as applicable, its Subsidiaries (excluding Intellectual Property licensed to the Company or its Subsidiaries under any License) and is free and clear of any Liens.  The Company and its Subsidiaries (i) own exclusively all trademarks, service marks and trade names used by the Company and, as applicable, its Subsidiaries in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale of any products or technology or the provision of any services by the Company and, as applicable, its Subsidiaries; provided, however, that the Company and its Subsidiaries may use trademarks, service marks and trade names of third parties which are licensed to the Company or, as applicable, its Subsidiaries or are in the public domain, and (ii) own exclusively, and have good title to, each copyrighted work that is a Company or Subsidiary product and each other work of authorship that the Company or Subsidiary otherwise purports to own.

(c)                            To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company or its Subsidiaries, the Company or its applicable Subsidiary, has a written agreement with such Person with respect thereto and the Company or, as applicable, its Subsidiaries has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property.

(d)                            The Company and its Subsidiaries have not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other Person.

(e)                            The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company’s and each of its Subsidiaries’ businesses as currently conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company and its Subsidiaries.

(f)                            Section 2.17(f) of the Company Disclosure Schedule lists all Contracts and Licenses (including all inbound Licenses) to which the Company and, as applicable, its Subsidiaries are a party with respect to any Intellectual Property.  No Person other than the Company or its Subsidiaries has ownership rights to improvements made by the Company or any of its Subsidiaries in Intellectual Property which has been licensed to the Company or any of its Subsidiaries.

(g)                            Section 2.17(g) of the Company Disclosure Schedule lists all Contracts, Licenses and agreements between the Company or any of its Subsidiaries and any other Person wherein or whereby the Company or its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Company or, as applicable, its Subsidiaries or such other Person of the Intellectual Property of any Person other than the Company and its Subsidiaries.

(h)                            Except as disclosed in Section 2.17(h) of the Company Disclosure Schedule, the operation of the business of the Company and each of its Subsidiaries as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company or its Subsidiaries, does not (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any material term or provision of any License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. ss.ss.200-212 in any License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States (“Made-in-America Requirements”)), (iii) violate the rights of any Person (including rights to privacy or publicity), or (iv) constitute unfair competition or an unfair trade practice under any Law, and neither the Company nor any of its Subsidiaries has received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

(i)                            Each item of Company Registered Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.  Section 2.17(i) of the Company Disclosure Schedule lists all actions that must be taken by the Company or any of its Subsidiaries within ninety (90) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.  Except as set forth in Section 2.17(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have registered the copyright with the U.S. Copyright Office or its equivalent in The Netherlands, as the case may be, for the latest version of each product or technology of the Company or its Subsidiaries that constitutes or includes a copyrightable work.  In each case in which the Company or any Subsidiary of the Company has acquired ownership of any Intellectual Property from any Person, the Company or its applicable Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company or the applicable Subsidiary and, to the maximum extent provided for by and required to protect the Company’s or its Subsidiary’s ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Company or, as applicable, the Subsidiary of the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO or the U.S. Copyright Office, or their respective equivalents in The Netherlands, as the case may be.

(j)                            There are no Contracts or Licenses between the Company or its Subsidiaries and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Company’s knowledge, facts that may reasonably lead to a dispute) known to the Company regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company or its Subsidiaries thereunder.

(k)                            To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(l)                            Except as set forth in Section 2.17(l) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have taken commercially reasonable steps to protect their respective rights in confidential information and trade secrets of the Company or the applicable Subsidiary of the Company or provided by any other Person to the Company or Subsidiary of the Company subject to a duty of confidentiality.  Without limiting the generality of the foregoing, the Company and each of the Subsidiaries has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in Section 2.17(l) of the Company Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company and each of its Subsidiaries have executed such an agreement and copies of all such agreements have been provided to Parent or made available to Parent for review.

(m)                            No Company Intellectual Property or product, technology or service of the Company or its Subsidiaries is subject to any Order, Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or, as applicable, its Subsidiaries or that may affect the validity, use or enforceability of such Company Intellectual Property.

(n)                            No (i) product, technology, service or publication of the Company or its Subsidiaries, (ii) material published or distributed by the Company or its Subsidiaries or (iii) conduct or statement of Company or its Subsidiaries constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

(o)                            Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in Parent’s granting any rights or licenses with respect to the Intellectual Property of Parent to any Person pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties are bound.

(p)                            Section 2.17(p) of the Company Disclosure Schedule sets forth a list of (x) all software which the Company or any of its Subsidiaries has licensed from any third party which is used by the Company and its Subsidiaries in its products or otherwise in its business (other than off-the-shelf software) and (y) a list of all “freeware” and “shareware” incorporated into any product now or heretofore shipped by the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries has all rights necessary to the use of such software, “freeware” and “shareware”.

(q)                            The products of the Company and each of its Subsidiaries comply in all material respects with all applicable standards and with the feature specifications and performance standards set forth in the product data sheets of the Company and, as applicable, its Subsidiaries.  There are no material outstanding claims (or facts known to the Company that are likely to lead to a material claim) for breach of warranties by the Company or any of its Subsidiaries in connection with the foregoing.  All material product performance comparisons heretofore furnished by the Company or any of its Subsidiaries to customers or Parent are accurate in all material respects as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer’s acquisition of a product or License on the product covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded).

(r)                            The Company and each of its Subsidiaries have taken all necessary steps to protect and preserve ownership of Company Intellectual Property.  The Company and each of its Subsidiaries have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property.  In the event that the consultant is concurrently employed by the Company or any of its Subsidiaries and a third party, the Company or, as applicable, its Subsidiary has taken appropriate steps to ensure that any Company Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party’s employment agreement (such steps include ensuring that all research and development work performed by such a consultant is not performed on the facilities of the third party or using the resources of the third party), except as set forth in Section 2.17(r) of the Company Disclosure Schedule.

2.18                            Contracts.

(a)                            Section 2.18(a) of the Company Disclosure Schedule contains a true and complete list of each of the Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Parent prior to the execution of this Agreement except as listed in Section 2.18(a) of the Company Disclosure Schedule), to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties are bound (other than employee offer letters).

(b)                            Each Contract required to be disclosed in Section 2.18(a) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and to the knowledge of the Company or its Subsidiaries, each other party thereto, in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity; and except as disclosed in Section 2.18(b) of the Company Disclosure Schedule, to the knowledge of the Company or its Subsidiaries, no other party to such Contract is, nor has received notice that it is, in material violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in material violation or breach of or default under any such Contract).

(c)                            Except as disclosed in Section 2.18(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other similar Contracts, materially adverse to the Business or Condition of the Company or, as applicable, its Subsidiaries, or that has been or could reasonably be expected to result in material Losses to the Company or, as applicable, its Subsidiaries, or be materially adverse to the Business or Condition of the Company.

(d)                            Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the Company’s or, as applicable, any of its Subsidiaries’ ability to compete with any Person in any line of business or in any area or territory.

2.19                            Insurance.

(a)                            Section 2.19(a) of the Company Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure any of the business, operations or employees of the Company and its Subsidiaries or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (a) have been issued to the Company or its Subsidiaries or (b) to the knowledge of the Company or its Subsidiaries, have been issued to any Person (other than the Company) for the benefit of the Company or any of its Subsidiaries.  The insurance coverage provided by the policies set forth in Section 2.19(a) of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.  Each policy listed in Section 2.19(a) of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid and neither the Company, the applicable Subsidiary of the Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that is likely to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies listed in Section 2.19(a) of the Company Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of the Company and of its Subsidiaries are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages as required by any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties is bound.

(b)                            Section 2.19(b) of the Company Disclosure Schedule contains a list of all claims made under any insurance policies covering the Company or any of its Subsidiaries in the last two years.  Neither the Company nor any of its Subsidiaries has received notice that any insurer under any policy listed (or required to be listed) in Section 2.19(b) of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

2.20                            Affiliate Transactions.

(a)                             Except as disclosed in Section 2.9(f) or Section 2.20(a) of the Company Disclosure Schedule, (i) there are no Contracts or Liabilities between the Company or its Subsidiaries, on the one hand, and (A) any current or former officer, director, stockholder, or to the Company’s knowledge, any Affiliate or Associate of the Company or its Subsidiaries or (B) any Person who, to the Company’s knowledge, is an Associate of any such officer, director, stockholder or Affiliate, on the other hand, (ii) neither the Company nor any of its Subsidiaries provides or causes to be provided any Assets and Properties, services or facilities to any such current or former officer, director, stockholder, Affiliate or Associate, (iii) neither the Company, its Subsidiaries nor any such current or former officer, director, stockholder, Affiliate or Associate provides or causes to be provided any Assets and Properties, services or facilities to the Company or any of its Subsidiaries and (iv) neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any Investment Assets of any such current or former officer, director, stockholder, Affiliate or Associate.

(b)                            Except as disclosed in Section 2.20(b) of the Company Disclosure Schedule, each of the Contracts and Liabilities listed in Section 2.20(a) of the Company Disclosure Schedule were entered into or incurred, as the case may be, on terms no less favorable to the Company or its Subsidiaries (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s-length basis on competitive terms.

2.21                            Employees; Labor Relations.

(a)                            Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there are no unfair labor practice or labor arbitration proceedings pending with respect to the Company or any of its Subsidiaries, or, to the knowledge of the Company, threatened, and there are no facts or circumstances known to the Company or any of its Subsidiaries that is reasonably  expected to give rise to such complaint or claim.  To the knowledge of the Company or any of its Subsidiaries, there are no organizational efforts presently underway or threatened involving any employees of the Company or any of its Subsidiaries or any Persons performing work for the Company or any of its Subsidiaries but provided by an outside employment agency, if any.  There has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries.

(b)                            Each Person who is an employee of the Company or any of its Subsidiaries is employed at will, except that the employees of PBSL, BV are not employed at will.  No employee of the Company or any of its Subsidiaries is represented by a union.  Each Person who is an independent contractor of the Company or any of its Subsidiaries is properly classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors.  Section 2.21(b) of the Company Disclosure Schedule sets forth, individually and by category, the name of each officer, employee, independent contractor and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person.  The completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company or any of its Subsidiaries to any current or former officer, director, or employee of, or consultant to, the Company or any of its Subsidiaries, and to the knowledge of the Company, except for Patrick Hammachers, no current employee of the Company or its Subsidiaries has made any threat, or otherwise revealed an intent, to terminate such employee’s relationship with the Company or, as applicable, its Subsidiary, for any reason, including because of the consummation of the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries is a party to any agreement for the provision of labor from any outside agency, except that Roy Maharaj and Eddy Vromen are employees of The Outsource Group, LLC, which provides services to PBSL USA under a co-employer agreement.  To the knowledge of the Company, since the Company’s inception, there have been no claims against the Company or its Subsidiaries by employees of such outside agencies, if any, with regard to employees assigned to work for the Company and its Subsidiaries, and no claims by any governmental agency with regard to such employees.

(c)                            Except as disclosed in Section 2.12 of the Company Disclosure Schedule, since the Company’s inception, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law employment claims, including claims of wrongful termination, against the Company or its Subsidiaries by any employees of the Company or any of its Subsidiaries or by any of the employees performing work for the Company, or any of its Subsidiaries but provided by an outside employment agency, and there are no facts or circumstances known to the Company that are reasonably expected to give rise to such complaint or claim.  Except as set forth in Section 2.11(d) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has complied with all Laws related to the employment of employees and, within the last three (3) years, neither the Company nor any of its Subsidiaries has received any notice from a Governmental or Regulatory Authority of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, equal employment opportunity, employment discrimination, employee safety, or that it is liable for any arrearages of wages or any Taxes or penalties for failure to comply with any of the foregoing.

(d)                            Neither the Company nor any of its Subsidiaries has any written policies and/or employee handbooks or manuals except as described in Section 2.21(d) of the Company Disclosure Schedule.

(e)                            To the knowledge of the Company, no officer, employee or consultant of the Company or any its Subsidiaries is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Company’s, or as applicable, any of its Subsidiaries’ business as currently conducted.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s or any of its Subsidiaries’ business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Company’s, or as applicable, any of its Subsidiaries’ business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officers, employees or consultants is now bound.

2.22                            Environmental Matters.

(a)                            The Company and its Subsidiaries possess any and all Environmental Permits necessary to or required for the operation of their respective businesses.  The Company and its Subsidiaries will obtain, prior to the Closing, any Environmental Permits that must be obtained as of or immediately after the Closing in order for the Surviving Corporation and its Subsidiaries to conduct their respective businesses as was conducted prior to the Closing.

(b)                            The Company and each of its Subsidiaries is in compliance in all material respects with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

(c)                            Neither the Company, any Subsidiary of the Company, to the knowledge of the Company, any predecessor of the Company or any Subsidiary of the Company, nor, to the knowledge of the Company, any entity previously owned by the Company or any of its Subsidiaries has received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law.

(d)                            Neither the Company, any Subsidiary of the Company, any predecessor of the Company or of any Subsidiary of the Company, nor any entity previously owned by the Company or any of its Subsidiaries has any Liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and there have been no events, facts or circumstances which form the basis of any such Liability.

(e)                            No releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

(f)                            Neither the Company, any Subsidiary of the Company, to the knowledge of the Company, any predecessor of the Company or any Subsidiary of the Company, nor, to the knowledge of the Company, any entity previously owned by the Company or any of its Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any location, except that such entities have operated motor vehicles which utilize gas and oil and equipment which utilize toner.

(g)                            No Site is a current or, to the knowledge of the Company, proposed Environmental Clean-up Site.

(h)                            There are no Liens under or pursuant to any Environmental Law on any Site.

(i)                            There is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site.

(j)                            There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Site which have not been delivered to Parent prior to execution of this Agreement.

(k)                            Except for this Agreement, neither the Company nor any of its Subsidiaries is a party, whether as a direct signatory or as successor, assign, third-party beneficiary, guarantor or otherwise, to, and is not otherwise bound by, any lease or other contract under which the Company or any of its Subsidiaries is obligated or is likely to be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials.

(l)                            The Company and, to the knowledge of the Company, any predecessors of the Company or any of its Subsidiaries and any entity previously owned by the Company or any of its Subsidiaries have provided all material notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws.

2.23                            Substantial Customers and Suppliers.  Section 2.23 of the Company Disclosure Schedule lists the fifteen (15) largest customers of the Company and its Subsidiaries, collectively, on the basis of revenues collected or accrued for the Interim Financial Statements.  Section 2.23 of the Company Disclosure Schedule lists the seven (7) largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for the Interim Financial Statements.  Except as disclosed in Section 2.23 of the Company Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company and its Subsidiaries since December 31, 2000 or, to the knowledge of the Company or its Subsidiaries, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof.  Except as disclosed in Section 2.23 of the Company Disclosure Schedule, to the knowledge of the Company or its Subsidiaries, no such customer or supplier is threatened with bankruptcy or insolvency.

2.24                            Accounts Receivable.  Except as set forth in Section 2.24 of the Company Disclosure Schedule, the accounts and notes receivable of the Company and its Subsidiaries reflected on the Interim Financial Statements, and all accounts and notes receivable arising subsequent to the Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement other than customers’ rights to inspect goods upon receipt and reject nonconforming goods.

2.25                            Inventory.  Except to the extent reserved or provided for in the Interim Financial Statements, all inventory of the Company and its Subsidiaries reflected on the balance sheet included in the Interim Financial Statements consisted, and all such inventory acquired since the Financial Statement Date consists, of a quality and quantity usable and saleble in the ordinary course of business.  Except as disclosed in the notes to the Financial Statements or in Sections 2.25 or 2.16 of the Company Disclosure Schedule, all items included in the inventory of the Company and its Subsidiaries are the property of the Company or its Subsidiaries free and clear of any Lien, are not held by the Company or its Subsidiaries on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

2.26                            Other Negotiations; Brokers; Third-Party Expenses.  Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees, agents, or, to the knowledge of the Company, any of its or its Subsidiaries, stockholders or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company, any of its Subsidiaries or any such Affiliate) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) except as disclosed in Section 2.26 of the Company Disclosure Schedule, has entered into any Contract or arrangement with any Person regarding any transaction involving the Company or its Subsidiaries which is likely to result in Parent, the Company, any of its Subsidiaries or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby.  Except as set forth in Section 2.26 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company or its Subsidiaries.

2.27                            Banks and Brokerage Accounts.  Section 2.27 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or its Subsidiaries have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or its Subsidiaries having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.28                            Warranty Obligations.

(a)                            Section 2.28(a) of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company and its Subsidiaries in respect of any of the Company’s and, as applicable, its Subsidiaries’ products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, and (ii) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company, threatened dispute,  True and correct copies of the Warranty Obligations have been delivered to Parent prior to the execution of this Agreement.

(b)                            Except as disclosed in Section 2.28(b) of the Company Disclosure Schedule, (i) there have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company or any of its Subsidiaries other than corporate officers is authorized to undertake warranty obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheet included in the Interim Financial Statements reflects reasonable reserves for Warranty Obligations.  All products manufactured or designed by the Company or any of its Subsidiaries and all products licensed, leased, rented or sold by the Company or any of its Subsidiaries to other Persons (A) were free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

2.29                            Foreign Corrupt Practices Act.  Neither the Company, any of its Subsidiaries, nor to the knowledge of the Company or its Subsidiaries, any agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.30                            Assignment and Transfer of Assets and Properties.  There are no Intellectual Property, Contracts or other Assets and Properties in use in the business of the Company or any of its Subsidiaries that are owned or leased by the Majority Stockholder or its Affiliates that have not been or will not have been assigned to Parent, the Company or the Company’s Subsidiaries, as applicable, at or prior to the Closing (other than Assets and Properties such as furniture, office equipment and similar items, contemplated in Section 5.10).  No other Person, including any Company Stockholder or Affiliates thereof, has or will have any rights therein as of Closing.

2.31                            Financial Projections.  The Company has made available to Parent certain financial projections with respect to the Company’s business which projections were prepared for internal use only.  The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved; except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by the Company to be reasonable as of the date of this Agreement.

2.32                            Approvals.

(a)                            Section 2.32(a) of the Company Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities known to the Company relating to the business conducted by the Company and its Subsidiaries which are required to be given to or obtained by the Company or any of its Subsidiaries from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than the filing of the Certificate of Merger, together with the required officers’ certificates, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

(b)                            Section 2.32(b) of the Company Disclosure Schedule contains a list of all material Approvals known to the Company which are required to be given to or obtained by the Company or any of its Subsidiaries from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)                            Except as set forth in Section 2.32(c) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company or any of its Subsidiaries in the manner as it is currently being conducted and there has been no written notice received by the Company or any of its Subsidiaries of any material violation or material non-compliance with any such Approvals.  All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company or any of its Subsidiaries as it is currently being conducted are set forth in Section 2.32(c) of the Company Disclosure Schedule.

(d)                            The affirmative vote or consent of the holders of a majority of the shares of Company Common Stock outstanding as of the applicable record date is the only vote of the holders of any of the Company Capital Stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby.  The shares owned by the Majority Stockholder constitutes a majority of the Company Common Stock.

2.33                            Compliance.  Except as set forth in Section 2.33 of the Company Disclosure Schedule, the Company, each of its Subsidiaries and their Affiliates, officers, directors, agents and employees is and has been in compliance with all applicable Laws and Orders of any Governmental or Regulatory Authorities applicable to the business conducted by the Company or any of its Subsidiaries, and neither the Company nor its Subsidiaries is aware of any claim of violation, or of any actual violation, of any such Laws and Orders by the Company or its Subsidiaries.

2.34                            Takeover Statutes.  No Takeover Statute applicable to the Company or its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

2.35                            Net Indebtedness.  The net Indebtedness of the Company and its Subsidiaries as of the date of this Agreement is not in excess of the net Indebtedness of the Company and its Subsidiaries as of September 30, 2001.

2.36                            [Reserved].

2.37                            Disclosure.  No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has provided Parent with copies of all of the Contracts and Licenses which the Company is required by this Agreement to provide to Parent on or before the date of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company as follows:

3.1                            Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent and Merger Sub has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties.  Each of Parent and Merger Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of Parent.

3.2                            Authority Relative to this Agreement.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements to which Parent and Merger Sub is a party have been or will be, as applicable, duly and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3                            Issuance of Parent Common Stock.  The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws subject to the truth and accuracy of the representations made by the Company in Section 2.3.

3.4                            SEC Documents; Parent Financial Statements.  Parent has filed all SEC Documents required to be filed by it with the SEC since January 1, 2000, all in the form so filed.  As of their respective filing dates, such SEC Documents filed by Parent and all SEC Documents filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document filed with the SEC prior to the date of this Agreement.  The financial statements of Parent, including the notes thereto, included in the SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments), it being understood that such financial statements may be required to be restated from time to time as may be required under applicable pooling of interests accounting rules in connection with past, present or future acquisitions.  There has been no change in Parent’s accounting policies except as described in the notes to the Parent Financial Statements.  Except as reflected or reserved against in the Parent Financial Statements, Parent has no material Liabilities, except for Liabilities and obligations (i) incurred in the ordinary course of business after the date of the most recent Parent Financial Statements or (ii) that would not be required to be reflected or reserved against in the balance sheet of Parent prepared in accordance with GAAP.

3.5                            No Conflicts.  The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by Parent and Merger Sub of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)                            conflict with or result in a violation or breach of any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Parent or (ii) the certificate of incorporation or bylaws of Merger Sub.

(b)                            conflict with or result in a violation or breach of any Law or Order applicable to Parent and Merger Sub or its Assets or Properties; or

(c)                            except as would not have a material adverse effect on the Business or Condition of Parent, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of the terms of (except for (A) the filing of the Certificate of Merger; (B) such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws; and (C) such filings as may be required under the HSR Act), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon Parent or Merger Sub or any of their respective Assets or Properties, or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which Parent or Merger Sub is a party or by which any of its Assets and Properties are bound.

3.6                            Absence of Changes.  Since the date of the most recent Parent Financial Statements, there has not been any occurrence or event which, individually or in the aggregate, has had or is reasonably expected to have any material adverse effect upon the Business or Condition of Parent.

3.7                            Ownership of Merger Sub; No Prior Activities.  As of the date hereof and the Effective Time, except for Liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.8                            Compliance with Laws and Orders.  Neither Parent nor Merger Sub has violated in any material respect within the last three (3) years or is currently in default or violation in any material respect under, any Law or Order applicable to Parent or Merger Sub or any of their respective Assets and Properties, and neither Parent nor Merger Sub is aware of any claim of violation, or of any actual violation, of any such Laws and Orders by Parent or Merger Sub within the last three (3) years.

3.9                            Other Negotiations; Brokers; Third-Party Expenses.  Neither Parent nor Merger Sub, nor any of their respective officers, directors, employees, agents (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Parent or Merger Sub (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or arrangement with any Person regarding any transaction involving Parent or Merger Sub which is likely to result in the Company, any of its Subsidiaries, the Company Stockholders, or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Parent or Merger Subs.

3.10                            Foreign Corrupt Practices Act.  Neither Parent, Merger Sub, nor to the knowledge of Parent or Merger Sub, any agent, employee or other Person acting on behalf of Parent or Merger Sub has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.11                            Compliance.  Parent, Merger Sub and their Affiliates, officers, directors, agents and employees is and has been in compliance with all applicable Laws and Orders of any Governmental or Regulatory Authorities applicable to the business conducted by Parent or Merger, and neither Parent nor Merger Sub is aware of any claim of violation, or of any actual violation, of any such Laws and Orders by Parent or Merger Sub.

3.12                            Takeover Statutes.  No Takeover Statute applicable to the Parent or its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

3.13                            Approvals.

(a)                            No Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Parent are required to be given to or obtained by the Parent from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than (i) the filing of the Certificate of Merger, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws, (iii) filing with the NASD of a listing of additional shares with respect to the shares of Parent Common Stock issuable under this Agreement and (iv) Approvals of Governmental or Regulatory Authorities which could not reasonably be expected to have a material adverse effect on the Business or Condition of the Parent).

(b)                            No Approvals are required to be given to or obtained by the Parent from any and all third parties (other than Governmental or Regulatory Authorities) in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, other than such Approvals the failure of which to make or obtain as could not reasonably be expected to have a material adverse effect on the Business or Condition of the Parent.

3.14                            [Reserved].

3.15                            Disclosure.  No representation or warranty made by Parent or Merger Sub contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1                            Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement and (y) the Effective Time, the Company agrees (unless the Company is required to take such action pursuant to this Agreement or Parent shall give its prior consent in writing), to carry on its business substantially in the usual, regular and ordinary course substantially consistent with past practice, to pay its Liabilities and Taxes consistent with the Company’s past practices, to pay or perform other obligations when due consistent with the Company's past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith), and, to the extent consistent with such business, to use commercially reasonable efforts to preserve substantially intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving substantially unimpaired its goodwill and ongoing businesses at the Effective Time.  Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 2.9 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect when made in any material respect.  The Company shall not, without the prior written consent of Parent, take or agree in writing or otherwise to take, any action that would prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder or knowingly cause any condition to Parent’s closing obligations in Section 6.1 or Section 6.3 not to be satisfied.  Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or as required or expressly permitted by this Agreement, the Company and each of its Subsidiaries shall not (and shall cause each of their respective Subsidiaries, if any, not to) do, cause or permit any of the following, without the prior written consent of Parent;

(a)                            Charter Documents: cause or permit any amendments to its certificate of incorporation or bylaws;

(b)                            Dividends; Changes in Capital Stock: except as set forth on Section 4.1(b) of the Company Disclosure Schedule, declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c)                            Stock Option Plans: authorize cash or other payments by the Company or any of its Subsidiaries in exchange for any Options or other rights granted under any of its stock plans; or grant any additional Options other than Options that will terminate at or prior to Closing.

(d)                            Contracts: enter into any Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts, other than Contracts, modifications, and waivers in the ordinary course of business consistent with past practice;

(e)                            Issuance of Securities: issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of Company Capital Stock or capital stock of a Company Subsidiary (however denominated) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Company Common Stock pursuant to the exercise of Options outstanding as of the date hereof (or notice of which was given to Parent prior to the date hereof) and grants to employees and service providers, in the ordinary course of business consistent with past practice;

(f)                            Transfer of Assets and Properties: sell, lease, license, transfer or otherwise dispose of or encumber any of its Assets and Properties to a third party except in the ordinary course of business consistent with past practice;

(g)                            Intellectual Property: dispose of, license or transfer to any person or entity any rights to any Intellectual Property, other than non-exclusive licenses in connection with the joint-development, manufacture or sale of its products in the ordinary course of business consistent with past practice;

(h)                            Exclusive Rights: enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(i)                            [Reserved];

(j)                            Leases: enter into any operating lease;

(k)                            Payment of Liabilities: pay, discharge or satisfy any Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financials and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

(l)                            Capital Expenditures: make any capital expenditures, capital additions or capital improvements except in the ordinary course of business for work stations, servers, design tools, laboratory equipment and the like;

(m)                            Insurance: reduce the amount of any insurance coverage provided by existing insurance policies;

(n)                            Termination or Waiver: terminate or waive any right of substantial value;

(o)                            Employee Benefit Plans; New Hires; Pay Increases: adopt or amend any employee benefit or stock purchase or option plan, hire any new director level or officer level consultant or employee, pay any special bonus or special remuneration to any employee, consultant or director other than pursuant to cash bonus arrangements set forth on the Company Disclosure Schedule and entered into by the Company or its Subsidiaries prior to the date hereof, or increase the salaries, wage rates or compensation of any employee or consultant;

(p)                            Severance Arrangements: except for payments disclosed in Section 2.12 of the Company Disclosure Schedule, if any, grant any severance or termination pay (i) to any director, officer or consultant or (ii) to any other employee or consultant except payments made pursuant to standard written agreements outstanding on the date hereof;

(q)                            Actions or Proceedings: commence any Actions or Proceedings other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a right, any Assets and Properties or aspect of its business, provided that it notifies Parent prior to the filing of such a suit;

(r)                            Acquisitions: acquire or agree to acquire by merging or consolidating with, or by purchasing the Assets and Properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(s)                            Taxes: except as may be required in connection with the transactions contemplated under this Agreement, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t)                            Revaluation: unless advised to do so by its independent auditors, revalue any of its Assets and Properties, including writing down the value of inventory or writing off notes or accounts receivable; or

(u)                            Other: take or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(t), or any other action that would prevent the Company or any of its Subsidiaries from performing, or cause the Company or any of its Subsidiaries, not to perform, its covenants and agreements hereunder.

4.2                            No Solicitation.  Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1, neither the Company nor any of its Subsidiaries will take, nor will the Company permit any of the Company’s or its Subsidiaries’ representatives to take any of the following actions with any Person other than Parent and its designees: (a) solicit, encourage, initiate, entertain, accept receipt of, or review any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (a “Competing Proposed Transaction”), (b) provide information with respect to the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized) to any Person, other than Parent, relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company or any Subsidiary of the Company (whether such Subsidiary is in existence on the date hereof or are hereafter organized), (c) agree to, enter into a Contract with any Person, other than Parent, providing for, or approve a Business Combination with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or are hereafter organized) or (d) authorize or permit any of the Company’s representatives to take any such action. The Company will notify Parent immediately after receipt by the Company or any of its Subsidiaries (or any of their officers, directors, employees, agents, advisors or other representatives) of any proposal for or inquiry respecting any Competing Proposed Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the Assets and Properties, Books and Records of the Company or any of its Subsidiaries by any Person or entity that informs or has informed the Company or any of its Subsidiaries that it is considering making  or has made such a proposal or inquiry.  Such notice to Parent shall indicate in reasonable detail the identity of the Person making such proposal or inquiry and the terms and conditions of such proposal or inquiry.  The Company and its Subsidiaries (and their officers, directors, employees, agents, advisors or other representatives) immediately shall cease and cause to be terminated  all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Proposed Transaction.  The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party.   The Company agrees that it will use commercially reasonable efforts to promptly inform its officers, directors, key employees and representatives of the obligations undertaken in this Section 4.2.  Nothing in this Section 4.2 shall permit the Company to terminate this Agreement.  Each of the Company and Parent acknowledge that this Section 4.2 was a significant inducement for Parent and Merger Sub to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the stockholders of the Company in the Merger or (ii) a failure to induce Parent and Merger Sub to enter into this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1                            Private Placement.  Parent and the Company shall use commercially reasonable efforts to effect the issuance of the shares of Parent Common Stock and the Convertible Promissory Notes to be issued pursuant to Section 1.6 in a private placement pursuant to Section 4(2) of the Securities Act on terms and conditions that are reasonably satisfactory to both Parent and Company.  The parties hereto acknowledge and agree that: (i) as a condition to effecting such issuance as a private placement pursuant to Section 4(2) of the Securities Act, Parent shall be entitled to obtain from each Company Stockholder customary and reasonable representations as shall be necessary or appropriate under applicable Law and that Parent will be relying upon such representations in connection with the issuance of Parent Common Stock to such stockholder, provided that Parent shall use commercially reasonable efforts in arranging for a purchaser representative for any Company stockholders for whom such a representative may be necessary; (ii) prior to or at Closing, Parent shall grant to the Majority Stockholder and other Company Stockholders certain registration rights set forth in that certain Stockholder Rights and Voting Agreement by and among Parent and the Company Stockholders in the form attached hereto as Exhibit F (the “Stockholder Rights and Voting Agreement”); (iii) the shares of Parent Common Stock so issued in the private placement pursuant to Section 1.6 and upon any conversion of a Convertible Promissory Note will not be registered under the Securities Act, except as provided under the Stockholder Rights and Voting Agreement, and will constitute “restricted securities” within the meaning of the Securities Act; and (iv) the certificates representing the shares of Parent Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

5.2                            Stockholder Approval.  As soon as reasonably practicable following the execution and delivery of this Agreement, the Company shall use commercially reasonable efforts to take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to secure the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereunder by the Company Stockholders (“Company Stockholder Action”).

5.3                            Access to Information.

(a)                            Subject in all cases to the Company’s obligations of confidentiality with respect to third-party confidential information, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Company shall (i) give Parent and its officers, appropriate employees, accountants, and counsel full access, upon reasonable prior notice during normal business hours, to all buildings, offices, and other facilities and to all Books and Records of the Company or its Subsidiaries, whether located on the premises of the Company or at another location; (ii) permit Parent to make reasonable inspections upon reasonable prior notice during normal business hours; (iii) furnish Parent such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company or its Subsidiaries as Parent from time to time may reasonably request, including financial statements and schedules; (iv) allow Parent the opportunity to interview such employees and other personnel and Affiliates of the Company or its Subsidiaries with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) assist and cooperate with Parent in the development of cooperation plans for implementation by Parent and the Surviving Corporation following the Effective Time; provided, however, that no investigation made prior to the date of this Agreement or made pursuant to this Section 5.3(a) shall affect or be deemed to modify any representation or warranty made by the Company herein.  Subject to Section 5.4 and the agreements referenced therein, materials furnished to Parent pursuant to this Section 5.3(a) may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

(b)                            Subject in all cases to Parent’s obligations of confidentiality with respect to third-party confidential information, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Parent shall (i) give the Company and its officers, appropriate employees, accountants, and counsel full access, upon reasonable prior notice during normal business hours, to all buildings, offices, and other facilities and to all Books and Records of Parent, whether located on the premises of the Parent or at another location; (ii) permit the Company to make reasonable inspections upon reasonable prior notice during normal business hours; and (iii) furnish the Company such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of Parent as the Company from time to time may reasonably request, including financial statements and schedules; provided, however, that no investigation made prior to the date of this Agreement or made pursuant to this Section 5.3(b) shall affect or be deemed to modify any representation or warranty made by Parent or Merger Sub herein.

5.4                            Confidentiality.  The parties acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated April 27, 2001 and a Letter of Intent dated November 7, 2001 containing confidentiality provisions (collectively, the “Confidentiality Agreements”) and have implemented certain confidentiality procedures pursuant thereto, which Confidentiality Agreements shall continue in full force and effect in accordance with their terms.  Without limiting the foregoing, all information furnished to Parent and its officers, employees, accountants and counsel by the Company, and all information furnished to the Company by Parent and its officers, employees, accountants and counsel, shall be covered by the Confidentiality Agreements, and Parent and the Company shall be fully liable and responsible under the Confidentiality Agreements for any breach of the terms and conditions thereof by their respective Subsidiaries, officers, employees, accountants, counsel and other representatives.

5.5                            Expenses.  All fees and expenses incurred by the Company and any of its Subsidiaries, the Stockholder Agent and the Company Stockholders in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (the “Company Expenses”), shall be the obligation of the Company Stockholders.  All fees and expenses incurred by Parent and the Merger Sub in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be the obligation of Parent.

5.6                            Public Disclosure.  Unless otherwise required by Law (including federal and state securities laws) or, as to Parent, by the rules and regulations of the NASD, prior to the Effective Time, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, (i) each of Parent and the Company shall be permitted to disclose the existence (but not the terms) of this Agreement to their customers, suppliers and sales representatives with whom it has non-disclosure agreements that apply to such disclosure (or the other party otherwise agrees to such nondisclosure) and, except as set forth in Section 4.2, for which there is a business reason for the disclosure and (ii) pursuant to Section 4.2, the Company may, in general terms only, in response to inquiries from third parties concerning any Competing Proposed Transaction, inform such third parties that the Company is under a contractual obligation not to discuss such matters.

5.7                            Approvals.  The Company and Parent shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the Merger so as to preserve all rights of and benefits to the Company thereunder and each party shall provide the other with such assistance and information as is reasonably required to obtain such Approvals.

5.8                            FIRPTA Compliance.  On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.9                            Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.10                            Transfer of Certain Assets and Properties.  Parent and the Majority Stockholder acknowledge and agree that prior to the Closing, the Majority Stockholder will provide Parent with a list of Assets and Properties of the Majority Stockholder, and the respective net book values of such Assets and Properties, that are included on the Majority Stockholder’s Books and Records and currently being utilized by PBSL, BV, and, at Parent’s election, shall sell, transfer and assign such Assets and Properties to Parent, free and clear of any and all Liens, at a purchase price that is no more than the net book value of such Assets and properties recorded on the Books and Records of the Majority Stockholder as of December 31, 2001.  The sale, transfer and assignment of such Assets and Properties shall be made pursuant to an Asset Transfer Agreement by and between Parent and the Majority Stockholder that is reasonably acceptable to each of Parent and the Majority Stockholder (the “Asset Transfer Agreement”).  The Majority Stockholder further agrees and acknowledges that it shall, and shall cause its Affiliates to, assign or transfer to the Surviving Corporation or its Subsidiaries any Intellectual Property, Contracts and other Assets and Properties that are used in the business of the Company or its Subsidiaries and are owned or leased by the Majority Stockholder or its Affiliates.

5.11                            Additional Documents and Further Assurances; Cooperation.  Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents, waivers and approvals of any Governmental or Regulatory Authority or Person required in connection with the Merger; provided, however, that neither party shall be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such consent, waiver or approval, other than customary filing fees) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.  Each party agrees to use reasonable efforts to cause the conditions set forth in Article 6 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

5.12                            Indemnification.  Parent, the Company and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the “Company Indemnified Parties”) as provided in its certificate of incorporation or bylaws or indemnification agreements as in effect on the date of this Agreement shall continue in full force and effect for a period of three years from and after the Closing Date, assuming the consummation of the Merger; provided, however, that, in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.   The Company hereby represents and warrants to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the knowledge of the Company, no basis exists for any such claim for indemnification.

5.13                                Inter-Company Payable.  The parties acknowledge an aggregate net inter-company payable at September 30, 2001 from the Company to the Company Stockholders of $589,000 (the “Net Inter-Company Payable”).  The parties agree that prior to the Closing, the Net Inter-Company Payable, which shall in no event be less than $589,000, will be contributed to capital of the Company and all inter-company Indebtedness will be extinguished.  The terms and conditions of such contribution shall be set forth in a Contribution Agreement to be entered into by and among the Company, the Company Stockholders and, if necessary, any Subsidiaries of the Company prior to the Closing that is reasonably acceptable to each of Parent, the Company and the Company Stockholders (the “Contribution Agreement”).

5.14                            Resignation of Directors.  The Company and the Majority Stockholder shall each use reasonable efforts to obtain and deliver to Parent at the Closing the resignation of each director of the Company and its Subsidiaries.

5.15                            NNM Listing of Additional Shares Application.  Parent shall, to the extent required by the rules of the NNM, file a listing of additional shares with the NNM with respect to the shares of Parent Common Stock required to be issued in connection with the Merger.

5.16                            Company’s Auditors.  The Company will use commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, (b) the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, (c) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Parent or its accountants, and (d) the securing of a binding fee commitment  from the Company’s independent auditors, if any, (on terms similar to those in place on the date of this Agreement) with respect to consents and comfort letters requested by Parent after the Closing.

5.17                            Company Options.  The Company shall use reasonable efforts to cause the holders of all Company Options outstanding to exercise, or submit to the Company for cancellation and termination, all such Company Options prior to the Closing.

5.18                            Takeover Statutes.  If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the board of directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

5.19                            Profit Sharing Arrangement.  The parties acknowledge that PBSL, BV and Pijnenburg Custom Chips B.V. are parties to a profit sharing agreement dated December 12, 2000 (the “Profit Sharing Agreement”), as disclosed in Section 2.18(a) of the Company Disclosure Schedule.  Parent and the Majority Stockholder agree that prior to the Closing, they shall enter into an agreement (the “Purchase Adjustment Agreement”), which shall become effective upon Closing and pursuant to which the Majority Stockholder will pay to Parent an amount in cash equal to the aggregate cost (after giving effect to any tax benefit to PBSL, BV) of the amount of any payments made by PBSL, BV pursuant to the Profit Sharing Agreement.  The parties agree and acknowledge that any and all payments made under the Purchase Adjustment Agreement shall be treated as an adjustment in the purchase price paid by Parent under this Agreement.

5.20                            Service Agreement.  Parent and the Majority Stockholder acknowledge and agree that, prior to Closing, they shall enter into a Service Agreement (the “Service Agreement”), which shall be effective upon Closing and shall terminate on March 31, 2002 and pursuant to which the Majority Stockholder shall lease the facilities and provide the services listed in Schedule 5.20 in accordance with the terms and conditions set forth in Schedule 5.20.

5.21                            Assignment of Intellectual Property.  The Majority Stockholder acknowledges and agrees that, effective upon the Closing, it shall transfer and assign to Parent, without payment by Parent of any consideration other than the Merger Consideration, all of its rights to and interest in the Intellectual Property listed in Schedule 5.21, free and clear of any and all Liens, except for Liens disclosed in Schedule 5.21, pursuant to written Intellectual Property Assignment Agreements to be entered into by and among Parent, the Majority Stockholder and, if necessary, any other Person (the “Intellectual Property Assignments”) prior to Closing.  The Majority Stockholder will use commercially reasonable efforts to obtain any necessary Approvals of any other Persons for any of the Intellectual Property Assignments.

5.22                            Intellectual Property.  The Company shall give Parent prompt notice that any Person shall have (a) commenced, or shall have notified the Company or any of its Subsidiaries that it intends to commence, an Action or Proceeding or (b) provided the Company or any of its Subsidiaries with notice, in either case which allege(s) that any of the Intellectual Property, including the Company Intellectual Property, presently embodied, or proposed to be embodied, in the Company’s or any of its Subsidiaries’ products or utilized in any development tools (including standard cells) or design environments designed or modified by the Company or any of its Subsidiaries infringes or otherwise violates the Intellectual Property rights of such Person

5.23                            Delivery of Stock Ledger and Minute Book of the Company.  The Company shall deliver its and each of its Subsidiaries’ stock ledgers and minute books to Parent at the Closing.

5.24                            Employees.  Employees of the Surviving Corporation and its Subsidiaries will receive Options to purchase Parent Common Stock in accordance with Schedule 5.24 hereof, subject to the terms and conditions of the applicable stock option plans of Parent.

5.25                                Retirement of Indebtedness.  The parties acknowledge that PBSL, BV has aggregate Indebtedness in the amount of $1,850,000 (the “Rabo Indebtedness”) pursuant to a line of credit with Rabo Bank (the “Line of Credit”).  The parties agree that the difference between the amount outstanding under bank debt and cash of the Company and its Subsidiaries at Closing will in no event exceed $1,275,000.  Parent agrees and acknowledges that at the Closing, it will cause the Rabo Indebtedness to be paid in full, subject to entering into a written agreement with Rabo Bank and the Majority Stockholder (the “Release Agreement”) pursuant to which the Assets and Properties of the Company and its Subsidiaries will be released from any and all Liens in connection with the Line of Credit and the Surviving Corporation and its Subsidiaries will be prohibited from drawing down on the Line of Credit thereafter.

5.26                                [Reserved].

5.27                                Severance Payment Withholding.  The Company shall pay all required withholding Taxes due in connection with the severance payments made to Danilo Goiliani prior to the date hereof and through Closing.

5.28                                Pijnenburg Custom Chips Contracts.  The Company agrees and covenants that it shall use commercially reasonable efforts obtain prior to Closing all necessary Approvals of third parties to Contracts with Pijnenburg Custom Chips, B.V. to the transfer and assignment of such Contracts to PBSL, BV.

5.29                                Filing KeySmart Concept Patent.  The Majority Stockholder and the Company agree and covenant to file or cause to be filed prior to December 19, 2001 the patent for the KeySmart Concept pursuant to the Patent Cooperation Treaty, designating all of the contracting states in the PCP Request.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1                            Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)                            Governmental and Regulatory Approvals.  Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been obtained.

(b)                            No Injunctions or Regulatory Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or require Parent to (i) hold separate the assets of the Surviving Corporation or (ii) not exercise full voting rights with respect to its shares of capital stock of the Surviving Corporation or (iii) which would permit consummation of the Merger only if certain divestitures were made or if Parent were to agree to limitations on its or its Subsidiaries’ business activities or operations.

(c)                            Stockholder Approval.  This Agreement shall have been adopted by the requisite vote of the Company Stockholders in accordance with Delaware Law.

6.2                            Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                            Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date).

(b)                            Performance.  Parent and Merger Sub shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Parent and Merger Sub at or before the Closing.

(c)                            Closing Certificate.  Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date and executed by its Chief Executive Officer, substantially in the form set forth in Exhibit G attached hereto.

(d)                            Legal Opinion.  The Company shall have received a legal opinion from Venable, Baetjer and Howard, LLP, counsel to Parent, in the form set forth in Exhibit H attached hereto.

(e)                            [Reserved].

(f)                            Delivery of Agreements.  Parent shall have executed and delivered to the Company Stockholders (i) the Stockholder Rights and Voting and (ii) the agreements listed on Schedule 6.3(g), to the extent applicable.

6.3                            Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)                            Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made as of a specified earlier date, which shall be accurate as of such specified earlier date).

(b)                            Performance.  The Company shall have performed and complied with in all material respects each agreement, covenant or obligation required by this Agreement to be so performed or complied with by the Company at or before the Closing.

(c)                            Private Placement. The shares of Parent Common Stock to be issued in connection with the Merger pursuant to Section 1.6(a) shall be issuable without registration pursuant to Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder.

(d)                            Closing Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date and executed by the Chief Executive Officer of the Company, substantially in the form set forth in Exhibit I attached hereto.

(e)                            Legal Opinion.  Parent shall have received the legal opinions from legal counsel to the Company in the forms set forth in Exhibit J attached hereto.

(f)                            Non-Competition Agreements.  Each of the persons listed on Schedule 6.3(f) shall have executed and delivered to Parent a Non-Competition Agreement and all of the Non-Competition Agreements shall be in full force and effect effective with the Closing.

(g)                            Delivery of Agreements.

(i)                            The Company Stockholders shall have executed and delivered to Parent a Support Agreement, and neither an incurable breach nor a curable breach thereof shall have occurred; provided that such stockholders shall have the right to cure any curable breach within five (5) days of the delivery by Parent of a notice specifying such curable breach.

(ii)                            The Company Stockholders shall have executed and delivered to Parent the Stockholder Rights and Voting Agreement.

(iii)                            The Company, the Company Stockholders and, if necessary, and Subsidiaries of the Company shall have executed and delivered the Contribution Agreement.

(iv)                            Parent and the Majority Stockholder shall have executed and delivered the Asset Transfer Agreement.

(v)                            Parent and the Majority Stockholder shall have executed and delivered the Purchase Adjustment Agreement.

(vi)                            Parent and the Majority Stockholder shall have executed and delivered the Service Agreement.

(vii)                            Parent and the Majority Stockholder and, if necessary, any other Person shall have executed and delivered each of the Intellectual Property Assignments.

(viii)                            Parent, Rabo Bank and the Majority Stockholder shall have executed and delivered the Release Agreement.

(h)                            Employees.  Except for terminations caused by death or disability, (i) the Key Employees shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by the Surviving Corporation following the Merger or that they are not willing or do not intend to execute and deliver to Parent Parent’s standard form of confidentiality, non-competition and invention assignment agreement and associated schedules and statements without amendment or modification thereto in any substantive respect, provided that Surviving Corporation has offered to continue their employment at rates of compensation and upon other terms of employment which are no less favorable than their present compensation and terms of employment, and (ii) at least ninety percent (90%) of the employees of the Company and its Subsidiaries identified on Schedule 6.3(h) employed as of the date of this Agreement shall continue to be employed by the Company and its Subsidiaries at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by the Surviving Corporation following the Merger or to execute and deliver to Parent either (A) Parent’s standard form of confidentiality, non-competition and invention assignment Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect, or (B) in the case of employees of PBSL, BV, the standard form of employment agreement of PBSL, NV, a copy of which is included in Section 2.17(l) of the Company Disclosure Schedule; provided that Surviving Corporation has offered to continue their employment at rates of compensation and upon other terms of employment which are no less favorable than their present compensation and terms of employment.

(i)                            Limitation on Dissent.  Holders of no more than five percent (5%) of the outstanding shares of Company Capital Stock, on an “as if converted to Company Common Stock” basis, shall have exercised, nor shall they have any continued right to exercise, appraisal, dissenters’ or similar rights under Delaware Law with respect to their shares by virtue of the Merger.

(j)                            Company Options.  There shall be no Company Options outstanding and the Consulting Services Agreement by and between the Company and Catalyst Emerging Business Advisors, LLC and all of the Company’s Liabilities thereunder, including any obligation with respect to Company Options, shall have been terminated.

(k)                            Approvals.  Approvals, if any, from any Person other than a Governmental or Regulatory Authority necessary for consummation of the transactions contemplated hereby shall have been obtained, including any Approvals required to be disclosed in Section 2.6(c) of the Company Disclosure Schedule and Approvals required under Section 5.28.

(l)                            Support Letter.  The Company shall have delivered to Ernst & Young, LLP a support letter in connection with the audit of the Interim Financial Statements and the December 31, 2001 Balance Sheet, which support letter shall be reasonably acceptable to Ernst & Young, LLP.

(m)                Employee Assignment of Inventions.  All employees of PBSL, BV shall have entered into invention assignment agreements with PBSL, BV.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

7.1                            Survival of Representations, Warranties, Covenants and Agreements.  Notwithstanding any right of Parent, Merger Sub or the Company (whether or not exercised) to investigate the affairs of Parent, Merger Sub or the Company (whether pursuant to Section 5.3 or otherwise) or a waiver by Parent, Merger Sub or the Company of any condition to Closing set forth in Article 6, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Except for the representations and warranties set forth in Section 2.17 (which shall survive the Merger and continue until the eighteen-month anniversary of the Closing Date) and the representations and warranties set forth in Section 2.11(a) (which shall survive the Merger and continue until the applicable statute of limitations has expired), all of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the one-year anniversary of the Closing Date (the “Expiration Date”).  For the avoidance of doubt, each provision of Article 1 and all corresponding Schedules shall survive until the satisfaction of all obligations described therein, and each provision of Article 9 and Article 10 shall survive so long as it is relevant to any other surviving provision. No action or proceeding may be instituted to enforce, or seek damages or other remedies with respect to the breach of any representation or warranty after the expiration of the period of survival for such representation or warranty as described above.

7.2                            Indemnification by the Company Stockholders.

(a)                            After the Effective Time, Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (each a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the Company Stockholders (in proportion to their respective Company Common Stock Ratios) for any and all Liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter,  “Loss(es)”), arising out of or resulting from:

(i)                            any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty of the Company, as of the date of this Agreement, contained in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement;

(ii)                            any breach of any covenant or agreement made by the Company in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement; or

(iii)                            Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire Company Capital Stock or any of the Company’s Assets and Properties, or

(iv)                            Losses in excess of $53,200 resulting (A) from any Action or Proceeding brought by or on behalf of Danilo Goliani or (B) in connection with the disclosure in Section 2.11(d) of the Company Disclosure Schedule; or

(v)                            Losses resulting from any action taken by the relevant Taxing Authority with respect to the deductions and related transactions disclosed in Section 2.11(a) of the Company Disclosure Schedule; or

(vi)                            Losses with respect to any unfunded pension or similar defined benefit obligations under the PBSL, BV Pension Plan related to the period prior to the Closing and not reflected in the Interim Financial Statements; or

(vii)                            Losses with respect to any Company Expenses required to be paid by the Company Stockholders pursuant to Section 5.5; or

(viii)                            Losses with respect to any breach of the representations, warranties and covenants contained in Section 2.30 and the last sentence of Section 5.10.

(b)                            Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud committed by the Company, the Company Subsidiaries, or the Company Stockholders:

(i)                            the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 7.2(a) that may be recovered from the Company Stockholders shall not exceed $6,223,375 (the “Maximum Indemnity”); provided, that if the Note Conditions are satisfied on or prior to December 31, 2002, then the Maximum Indemnity shall be $4,223,375; and

(ii)                            no indemnification payment by the Company Stockholders with respect to any indemnifiable Loss otherwise payable under Section 7.2(a) and arising out of or resulting from the causes enumerated in Section 7.2(a) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $150,000, after which time the Company Stockholders shall be liable in full for all indemnifiable Losses in excess of $150,000, subject to clause (i) above;

provided, however, that the limitations set forth above in each of clauses (i) and (ii) shall not be operative with respect to Losses (A) arising from any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty of the Company contained in Section 2.2 or Section 2.3(b), or (B) described in clauses (iv), (v), (vi), (vii) and (viii) of Section 7.2(a).

7.3                            Indemnification Procedures.

(a)                            The obligations and Liabilities of the Company Stockholders under this Article 7 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article 7 (“Third Party Claims”) shall be governed by and contingent upon the terms and conditions set forth in this Article 7.3.  If any Parent Indemnified Party shall receive notice of any Third Party Claim, the Parent Indemnified Party shall give the Company Stockholders notice of such Third Party Claim within ten (10) days of the receipt by the Parent Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Company Stockholders from any of their respective obligations under this Article 7 except to the extent that the Company Stockholders are materially prejudiced by such failure.  The notice of claim shall describe in reasonable detail the facts known to the Parent Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(b)                        The Company Stockholders shall be entitled to assume and control the defense of a Third Party Claim at their expense and through counsel of their choice (such counsel to be reasonably acceptable to the Parent Indemnified Party) if they give notice of their intention to do so to the Parent Indemnified Party within fifteen (15) days of the receipt of such notice from the Parent Indemnified Party; provided, however, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Parent Indemnified Party and the Company Stockholders, then the Parent Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which  counsel is required, at the expense of the Company Stockholders.  In the event that the Company Stockholders exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Company Stockholders shall conduct the defense of the Third Party Claim actively and diligently and the Parent Indemnified Party shall cooperate with the Company Stockholders in such defense and make available to the Company Stockholders at the Company Stockholders’ expense, all witnesses, pertinent records, materials and information in the Parent Indemnified Party’s possession or under the Parent Indemnified Party’s control relating thereto as is reasonably required by the Company Stockholders.  Similarly, in the event the Parent Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Company Stockholders shall cooperate with the Parent Indemnified Party in such defense and make available to the Parent Indemnified Party, at the Company Stockholders’ expense, all such witnesses, records, materials and information in the Company Stockholders’ possession or under the Company Stockholders’ control relating thereto as is reasonably required by the Parent Indemnified Party.  No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party, which consent shall not be unreasonably delayed or withheld.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1                            Termination.  Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                            by mutual agreement of the Company, Parent and Merger Sub;

(b)                            by Parent, Merger Sub or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Eastern Time) on February 28, 2002 (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure, or the failure of any of such party’s Subsidiaries or Affiliates, to fulfill any obligation hereunder has been the cause of, or resulted in the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued by any Governmental or Regulatory Authority that would make consummation of the Merger illegal.

(c)                            by Parent or Merger Sub if there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, which would: (i) prohibit Parent or Merger Sub’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or Merger Sub to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Merger;

(d)                            by Parent or Merger Sub if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company (provided, however, that, no cure period shall be available for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied prior to the date specified in Section 8.1(b)(i);

(e)                            by the Company if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and (i) Parent is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Parent (provided, however, that no cure period shall be available for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the date specified in Section 8.1(b)(i);

(f)                            by Parent if, if at any time after five (5) days following the meeting at which the Company’s stockholders take the Company Stockholder Action, holders of more than five percent (5%) of the outstanding shares of Company Capital Stock (determined on an “as if converted to Company Common Stock” basis) shall have exercised, or have any continued right to exercise, appraisal, dissenters’ or similar rights under Delaware Law with respect to their shares by virtue of the Merger;

(g)                            by Parent, if this Agreement shall not have been adopted by the requisite vote or consent, as applicable, of the Company Stockholders in accordance with Delaware Law (i) at any meeting (or any adjournment thereof) convened for the purpose of taking a vote with respect to the adoption of this Agreement or (ii) in any solicitation of stockholder written consents with respect to the adoption of this Agreement, within twenty-five (25) days after the record date established for determining the Company Stockholders entitled to consent;

(h)                            by Parent, if, at any time prior to the Closing, any of the Key Employees or more than ten percent (10%) of the employees listed on Schedule 6.3(h) shall cease to be employed by the Company and its Subsidiaries or shall have given any notice or other indication that they are not willing or do not intend to execute and deliver to Parent Parent’s standard form of confidentiality and invention assignment agreement and associated schedules and statements without amendment or modification thereto in any substantive respect (other than disclosure and exception of prior inventions), provided that Surviving Corporation has offered to continue their employment at rates of compensation and upon other terms of employment which are no less favorable than their present compensation and terms of employment.

8.2                            Effect of Termination.  In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company, or their respective officers, directors or stockholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 5.6 and 8.2, Article 9 (exclusive of Section 9.3) and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3                            Amendment.  Except as is otherwise required by applicable Law after the Company Stockholders adopt this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that the consent of the Stockholder Agent and the Majority Stockholder shall not be required in connection with any amendment to this Agreement that does not affect the rights and obligations of the Stockholder Agent or the Majority Stockholder, as applicable.

8.4                            Extension; Waiver.  At any time prior to the Effective Time, Parent, Merger Sub and the Company may (but shall not be obligated to), to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1                            Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Parent to:

SafeNet, Inc.

8029 Corporate Drive

Baltimore, Maryland  21236

Facsimile No.:  (410) 931-2229

Attn:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Venable, Baetjer and Howard, LLP

2010 Corporate Ridge, Suite 400

McLean, Virginia  22101

Facsimile No.:  (703) 821-8949

Attn:  Elizabeth R. Hughes, Esq.

If to the Company or Cees Jan Koomen:

Pijnenburg Securealink, Inc.

20 S. Santa Cruze Ave., 308

Los Gatos, California  94030

Facsimile No.:  (408) 354-9159

Attn:  Cees Jan Koomen

with a copy (which shall not constitute notice) to:

Hoge, Fenton, Jones & Appel

60 South Market Street, # 1400

San Jose, California  95113

Facsimile No.:  (408) 287-2583

Attn:  Karl Chandler, Esq.

If to the Stockholder Agent:

Cor Pijnenburg

P.O. Box 330

5260 AH Vught, The Netherlands

Facsimile No.:  31 73 684 8400

with a copy (which shall not constitute notice) to:

Hoge, Fenton, Jones & Appel

60 South Market Street, # 1400

San Jose, California  95113

Facsimile No.:  (408) 287-2583

Attn:  Karl Chandler, Esq.

If to the Majority Stockholder:

Pijnenburg Beheer, N.V.

P.O. Box 330

5260 AH Vught, The Netherlands

Facsimile No.:  31 73 684 8400

Attn:  Cor Pijnenburg

with a copy (which shall not constitute notice) to:

Hoge, Fenton, Jones & Appel

60 South Market Street, # 1400

San Jose, California  95113

Facsimile No.:  (408) 287-2583

Attn:  Karl Chandler, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the second Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.2                            Entire Agreement.  This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreements (which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with their terms), and shall be deemed to have the same effect on construction or interpretation of this Agreement as if set forth herein.

9.3                            Further Assurances; Post-Closing Cooperation.  At any time or from time to time after the Closing, each party shall execute and deliver to the other parties such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby.  Each party agrees to cooperate in causing the conditions to its obligations to consummate the Merger to be satisfied.

9.4                            Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

9.5                            Third-Party Beneficiaries.  Except for Section 5.4, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 5.12 or Article 7; provided, that this Section 9.5 shall not be construed to prohibit an action for consideration which is unpaid at a time when Parent is then obligated to pay such amounts pursuant to Article 1.

9.6                            No Assignment; Binding Effect.  Except in the case of successor Stockholder Agents as permitted under Section 1.14(a), neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.7                            Headings.  The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.8                            Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.9                            Governing Law, Submission to Jurisdiction.  This Agreement, any Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into by Delaware residents and performed entirely in Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Delaware.  Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined by either a state court or federal court sitting in the State of Maryland and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.10                            WAIVER OF TRIAL BY JURY.  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

9.11                            Construction.  The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

9.12                            Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.13                            Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Notwithstanding Section 9.9, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Nothing in Article 7 shall be construed or interpreted to limit this Section 9.13.

ARTICLE 10

DEFINITIONS

10.1                            Definitions.  As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Actions or Proceedings” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Aggregate Cash Amount” means $2,000,000.

“Aggregate Note Amount” means $2,000,000.

“Aggregate Share Amount” means 575,000 shares of Parent Common Stock.

“Agreement” means this Agreement and Plan of Reorganization, including (unless the context otherwise requires) the Exhibits, the Schedules and the Company Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” has the meaning ascribed to it in Section 2.2.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Arbital Panel” has the meaning ascribed to it in Section 1.7(c).

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Asset Transfer Agreement” has the meaning ascribed to it in Section 5.10.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, excluding, however, in all cases any materials that contain any confidential information of any third party (other than the Company or Parent) that is restricted by agreement or applicable law from being disclosed to parent and/or Persons.

“Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any sale, or other disposition of all or substantially all of the capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants outstanding on the date hereof or issued in accordance with this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a substantial portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation) other than sales of inventory and the granting of licenses in the ordinary course of such Person's business and consistent with past practice, or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, to do any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close.

“Business or Condition of Parent” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Parent and its Subsidiaries, considered in the aggregate.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company and its Subsidiaries, considered in the aggregate.

“Cash Amount Per Share” means the amount determined by dividing (i) the Aggregate Cash Amount, by (ii) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Certificates” has the meaning ascribed to it in Section 1.10(b).

“Certificate of Merger” has the meaning ascribed to it in Section 1.2.

“Closing” means the closing of the transactions contemplated by Section 1.2.

“Closing Date” has the meaning ascribed to it in Section 1.2.

“Closing Price” means the average closing sales price of Parent Common Stock as traded on the NNM and reported by The Wall Street Journal, for the fifteen (15) consecutive market trading days prior to the Closing Date.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Expenses” has the meaning ascribed to it in Section 5.5.

“Company Capital Stock” has the meaning ascribed to it in Section 2.3(a).

“Company Common Stock” has the meaning ascribed to it in Section 2.3(a).

“Company Common Stock Ratio” means, with respect to a Company Stockholder, the quotient of (i) the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time, divided by (ii) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Company Disclosure Schedule” means the schedules delivered to Parent by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 or otherwise.

“Company Financials” means the Interim Financial Statements and the Subsidiary Financials.

“Company Indemnified Party” has the meaning ascribed to it in Section 5.12.

“Company Intellectual Property” shall mean any Intellectual Property that (a) is owned by the Company or any of its Subsidiaries; (b) is licensed to Company or any of its Subsidiaries; or (c) is used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as presently conducted.

“Company Options” means any Option to purchase or otherwise acquire Company Capital Stock.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Stock Plans” has the meaning ascribed to it in Section 2.3(d).

“Company Stockholder Action” has the meaning ascribed to it in Section 5.2.

“Company Stockholders” means all Persons who are the record holders of shares of Company Common Stock immediately prior to the Effective Time.

“Company Subsidiary” means a Subsidiary of the Company.

“Competing Proposed Transaction” has the meaning ascribed to it in Section 4.2.

“Confidentiality Agreements” has the meaning ascribed to it in Section 5.4.

“Contract” means any material contract, agreement or other business arrangement (whether oral or written) including but not limited to:

(i)                                                any distributor, sales, advertising, agency or manufacturer's representative contract;

(ii)                                                any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than fifty thousand dollars ($50,000) over the life of the contract;

(iii)                                                any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement;

(iv)                                                any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(v)                                                any contract for capital expenditures in excess of fifty thousand dollars ($50,000) in the aggregate;

(vi)                                                any contract limiting the freedom of the Company  to engage in any line of business or to compete with any other Person or any confidentiality, secrecy or non-disclosure contract;

(vii)                                                any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(viii)                                                any contract with any person with whom the Company does not deal at arm’s-length;

(ix)                                                any material contract that is not terminable by the Company upon thirty (30) days (or less) notice by the Company without penalty or obligation to make payments based on such termination and which (i) requires payments by the Company in excess of fifty thousand dollars ($50,000) (either alone or pursuant to a series of related contracts), or (ii) requires the Company to provide services to any Person after the Closing; or

(x)                                                any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

“Contribution Agreement” has the meaning ascribed to it in Section 5.13.

“Convertible Promissory Note/Convertible Promissory Notes” has the meaning ascribed to it in Section 1.13.

“December 31, 2001 Balance Sheet” means the audited consolidated balance sheet of the Company at December 31, 2001, prepared in accordance with GAAP applied on a consistent basis with the Interim Financial Statements.

“December 31, 2001 Stockholders’ Equity Amount” means the total stockholders’ equity of the Company at December 31, 2001, as set forth on the December 31, 2001 Balance Sheet.

“Delaware Law” means the Delaware General Corporation Law and all amendments and additions thereto.

“Difference Amount” has the meaning ascribed to it in Section 1.7(b).

“Dispute Notice” has the meaning ascribed to it in Section 1.7(c).

“Dissenting Shares” has the meaning ascribed to it in Section 1.9(a).

“Effective Time” has the meaning ascribed to it in Section 1.2.

“Environment” means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

“Environmental Clean-up Site” means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

“Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

“Equity Equivalents” means securities (including Options to purchase any shares of Company Capital Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning ascribed to it in the definition of Plan in this Section 10.

“Estimated Third-Party Expenses” has the meaning ascribed to it in Section 2.25.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Exchange Agent” means American Stock Transfer & Trust Co.

“Exchange Ratio” means the quotient of (A) the Aggregate Share Amount divided by (B) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Expiration Date” has the meaning ascribed to it in Section 7.1.

“Financial Statement Date” means September 30, 2001.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Good Faith Consultation” means consultation with a Person’s independent accountants following disclosure in good faith to such accountants of all facts requested by such accountants or which the specified Person otherwise had reason to believe would be relevant to such accountants’ assessment.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (b) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg.  Section 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a relevant group or any Contract.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases classified as such under GAAP and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Intellectual Property Assignments” has the meaning ascribed to it in Section 5.21.

“Interim Financial Statements” means the draft audited consolidated balance sheet of the Company as of September 30, 2001, and the related audited consolidated statement of operations and consolidated statement of cash flows for the nine-month period ended on such date, prepared in accordance with GAAP.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Key Employees” means each of Cees Jan Koomen, Henk Pruim, Piet van Pelt, Peter Vink, Bart Stevens, Bob Oerlemans, Jos op’t Hoog, George Szanto, Cees Jansen and Roy Maharaj.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Lease Documents” has the meaning ascribed to it in Section 2.15(d).

“Leased Real Property(ies)” has the meaning ascribed to it in Section 2.15(a).

“Letter of Intent” has the meaning ascribed to it in Section 2.36.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Loss(es)” has the meaning ascribed to it in Section 7.2(a).

“Majority Stockholder” has the meaning ascribed to it in the forepart of this Agreement.

“Made-in-America Requirements” has the meaning ascribed to it in Section 2.17(h).

“Maximum Indemnity” has the meaning ascribed to it in Section 7.2(b).

“Merger” has the meaning ascribed to it in Recital A to this Agreement.

“Merger Consideration” has the meaning ascribed to it in Section 1.6(a).

“Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.

“NASD” means the National Association of Securities Dealers, Inc.

“NNM” means the distinct tier of The Nasdaq Stock Market referred to as the Nasdaq National Market.

“Negotiated Reduction Amount” has the meaning ascribed to it in Section 1.7(c).

“Non-Competition Agreement” has the meaning ascribed to it in Recital D to this Agreement.

“Note Conditions” has the meaning ascribed to it in Section 1.13.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors of such Person.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Other Tax” means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

“Parent” has the meaning ascribed to in the forepart of this Agreement.

“Parent Common Stock” means shares of common stock, par value $.01 per share, of Parent.

“Parent Financial Statement” has the meaning ascribed to it in Section 3.4.

“Parent Indemnified Party/Parties” has the meaning ascribed to it in Section 7.2(a).

“PBSL, BV” has the meaning ascribed to it in Section 2.4.

“PBSL, BV Pension Plan” has the meaning ascribed to it in Section 2.14(d).

“PBSL USA” has the meaning ascribed to it in Section 2.4.

“Permit” means any license, permit, franchise or authorization.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” mean (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA, of which any of the Company, any Subsidiary, or any member of the same controlled group of businesses as the Company or any Subsidiary within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is or ever was a sponsor or participating employer or as to which the Company or any Subsidiary or any of their ERISA Affiliates makes contributions or is required to make contributions, and (b) any similar employment, severance or other arrangement or policy of any of the Company any Subsidiary or any of their ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

“PTO” means the United States Patent and Trademark Office.

“Purchase Adjustment Agreement” has the meaning ascribed to it in Section 5.19.

“Reduction Amount” has the meaning ascribed to it in Section 1.7(b).

“Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and servicemarks, intent-to-use applications, or other registrations or applications to trademarks or servicemarks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Release Agreement” has the meaning ascribed to it in Section 5.25.

“Revised Reduction Amount” has the meaning ascribed to it in Section 1.7(d).

“SEC” means the Securities and Exchange Commission or any successor entity.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to Section 13(a) of the Exchange Act.

“Securities Act” has the meaning ascribed to it in Section 1.15.

“September 30, 2001 Stockholders’ Equity Amount” means the total stockholders’ equity of the Company at September 30, 2001, as set forth on the balance sheet included in the Interim Financial Statements.

“Service Agreement” has the meaning ascribed to it in Section 5.20.

“Site” means any of the real properties currently or previously owned, leased, occupied, used or operated by the Company or Subsidiary of the Company, any predecessors of the Company or Subsidiary of the Company, or any entities previously owned by the Company or Subsidiary of the Company, including all soil, subsoil, surface waters and groundwater.

“Stockholder Agent” has the meaning ascribed to it in Section 1.14(a).

“Stockholder Rights and Voting Agreement” has the meaning ascribed to it in Section 6.2(f).

“Subsidiary” means any Person in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Support Agreement” has the meaning ascribed to it in Recital C to this Agreement.

“Subsidiary Financial Statements” means the audited consolidated balance sheet of PBSL, BV as of December 31, 2000, and the related audited consolidated statement of operations and consolidated statement of cash flows for the year ended on such date, prepared in accordance with accounting principles generally accepted in The Netherlands.

.

“Surviving Corporation” has the meaning ascribed to it in Section 1.1.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Section 203 of the Delaware Law.

“Tax” or “Taxes” means Income Taxes and/or Other Taxes, as the context requires.

“Tax Laws” means the Internal Revenue Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

“Tax Returns” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Third-Party Claim” has the meaning ascribed to it in Section 7.3(a).

“Warranty Obligations” has the meaning ascribed to it in Section 2.28.

10.2                                Construction.

(a)                            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Parent and Merger Sub, on the one hand, and the Company, on the other, and the terms “third party” or “third parties” refers to Persons other than Parent, Merger Sub or the Company.

(b)                            When used herein, the phrase “to the knowledge of” any Person or “known to” any Person, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and senior management of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry.  For this purpose, “due inquiry” with respect to any matter means inquiry of and consultations with (A) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors, (B) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter, and (C) the stockholders owning more than ten percent (10%) of the equity interests, by vote or value, of such Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company, with respect to Article 1, Article 9 and Article 10 only, the Stockholder Agent, with respect to Article 1, Article 5, Article 7, Article 9 and Article 10 only, the Majority Stockholder and, with respect to Article 1, Article 7, Article 9 and Article 10 only, Cees Jan Koomen have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

SAFENET, INC.

By:

/s/ Anthony A. Caputo

Name:

Anthony A. Caputo

Title:	Chief Executive Officer

PBSL ACQUISITION CORP.

By:

/s/ Anthony A. Caputo

Name:	Anthony A. Caputo
Title:	President

PIJNENBURG SECUREALINK, INC.

By:

/s/ Cor Pijnenburg

Name:

Cor Pijnenburg

Title:	Director and Treasurer

COR PIJNENBURG, as Stockholder Agent

/s/ Cor Pijnenburg

PIJNENBURG BEHEER, N.V., as Majority Stockholder

By:

/s/ Cor Pijnenburg

Name:

Cor Pijnenburg

Title:	President

CEES JAN KOOMEN, as a Company Stockholder

/s/ Cees Jan Koomen

AGREEMENT AND

PLAN OF REORGANIZATION

BY AND AMONG

SAFENET, INC.,

PBSL ACQUISITION CORP.,

PIJNENBURG SECUREALINK, INC.

AND

THE OTHER PARTIES SIGNATORY HERETO

Dated as of December 14, 2001

Exhibit A	Form of Support Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Convertible Promissory Note
Exhibit E	Stockholder Rights and Voting Agreement
Exhibit F	Form of Parent Officer's Certificate
Exhibit G	Form of Parent Counsel Legal Opinion
Exhibit H	Form of Company Officer's Certificate
Exhibit I	Form of Opinion of Company Counsel
Schedule 5.20	Terms and Conditions of Service Agreement
Schedule 5.21	Intellectual Property to be Assigned Pursuant to Section 5.21
Schedule 5.24	Stock Option Grants to Continuing Employees
Schedule 6.3(f)	Person Executing Non-Competition Agreements
Schedule 6.3(h)	Continuing Employees

SafeNet, Inc. agrees to furnish supplementally a copy of any of the foregoing exhibits to the SEC upon request.